                                                  Pursuant to Rule 424(b)(3)
                                                  Registration No. 333-32597

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 10, 1997)

                                1,800,000 Shares
                              Kranzco Realty Trust

             9 1/2% Series D Cumulative Redeemable Preferred Shares
                     (Liquidation Preference $25 Per Share)

                            ------------------------

    Distributions on the 9 1/2% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the 'Series D Preferred Shares'), of Kranzco Realty Trust (collectively, with its subsidiaries and affiliated entities, the 'Company') are cumulative from the date of original issue and are payable quarterly, commencing on January 20, 1998, at the rate of 9 1/2% per annum of the $25 liquidation preference (equivalent to a fixed annual rate of $2.375 per share). See 'Description of Series D Preferred Shares--Distributions.'

    Except in certain circumstances relating to the preservation of the Company's qualification as a real estate investment trust (a 'REIT'), the Series D Preferred Shares are not redeemable prior to December 11, 2002. On and after December 11, 2002, the Series D Preferred Shares may be redeemed for cash at the option of the Company, in whole or in part, at a redemption price of $25 per share, plus accrued and unpaid distributions, if any, thereon to the redemption date. The Series D Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption and will not be convertible or exchangeable for any other property or securities of the Company, except in certain limited circumstances relating to the Company's qualification as an REIT. See 'Description of Series D Preferred Shares--Redemption.'

    The Series D Preferred Shares are subject to certain restrictions on ownership and transfer designed to preserve the Company's status as a REIT for federal income tax purposes. See 'Description of Series D Preferred Shares--Restrictions on Ownership and Transfer.'

    The Series D Preferred Shares have been approved for listing on the New York Stock Exchange, Inc. (the 'NYSE'), subject to official notice of issuance, under the symbol 'KRTPrD.' Trading of the Series D Preferred Shares on the NYSE is expected to commence within the 30-day period after the initial delivery of the Series D Preferred Shares. While the Underwriters (as defined herein) have advised the Company that they intend to make a market in the Series D Preferred Shares prior to the commencement of trading on the NYSE, they are under no obligation to do so and may discontinue market making at any time without notice. No assurance can be given that a market for the Series D Preferred Shares will exist prior to commencement of trading or at any other time. See 'Underwriting.'

                            ------------------------

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER 'RISK FACTORS' BEGINNING ON PAGE S-11 IN THIS PROSPECTUS SUPPLEMENT.


                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
       ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                                        UNDERWRITING
                                                PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                               PUBLIC(1)               COMMISSIONS(2)              COMPANY(3)
Per Share                                        $25.00                   $0.7875                   $24.2125
Total(4)                                      $45,000,000                $1,417,500               $43,582,500

(1) Plus accrued distributions, if any, from the date of original issue.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'
(3) Before deducting expenses payable by the Company estimated to be $637,500.
(4) The Company has granted to the Underwriters a 30-day option to purchase up to an aggregate of 270,000 additional Series D Preferred Shares on the same terms set forth above, to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $51,750,000, $1,630,125 and $50,119,875, respectively. See 'Underwriting.'
                            ------------------------

    The Series D Preferred Shares are offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that delivery of the Series D Preferred Shares will be made at the offices of Salomon Brothers Inc, Seven World Trade Center, New York, New York 10048 on or about December 11, 1997.

                            ------------------------
Salomon Smith Barney

                          Donaldson, Lufkin & Jenrette
                             Securities Corporation

                                          Friedman, Billings, Ramsey & Co., Inc.

December 10, 1997

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus, or incorporated herein or therein by reference. Unless otherwise indicated, the information contained in this Prospectus Supplement assumes that the Underwriters' over-allotment option will not be exercised. In addition, unless the context otherwise requires, references to the Company in this Prospectus Supplement and the accompanying Prospectus shall be deemed to include Kranzco Realty Trust, a Maryland real estate investment trust, and its subsidiaries and affiliated entities.

                                  THE COMPANY

     Kranzco Realty Trust is a self-administered and self-managed equity real estate investment trust (a 'REIT') engaged in the business of owning, managing, operating, leasing, acquiring and expanding neighborhood and community shopping centers and free-standing retail properties. The Company owns and operates 43 neighborhood and community shopping centers and 11 free-standing properties (collectively, the 'Properties'), aggregating approximately 7.0 million square feet of gross leasable area ('GLA') located primarily in the Northeast, Mid-Atlantic and Southern regions of the United States with a diverse base of approximately 550 tenants.

     The Company's primary business objective is to achieve growth in its funds from operations by enhancing the operating performance of the Properties and, through selective acquisitions, the value of its portfolio. The Company's operating strategies are to: (i) focus on the neighborhood and community shopping center business; (ii) actively manage its properties for long-term growth in funds from operations and capital appreciation; (iii) increase portfolio occupancy by capitalizing on management's reputation and long-standing relationships with national and regional tenants and extensive experience in marketing to local tenants, as well as the negotiating leverage inherent in a large portfolio of properties; (iv) maintain, renovate, expand and reconfigure its properties; (v) optimize the tenant mix in each shopping center; (vi) develop or ground lease outparcels or expansion areas existing from time to time at its properties for use as restaurants, banks, auto centers, cinemas or other facilities; and (vii) benefit from economies of scale by spreading overhead expenses over a larger asset base.

     As of September 30, 1997, the Properties were 91% leased. Additionally, the Company has no single tenant which accounted for greater than 5.2% of the Company's annualized 1997 rental income.

                   BUSINESS STRATEGY AND RECENT DEVELOPMENTS

     The Company's acquisition strategy is to opportunistically acquire properties which need replacement anchor tenants or where the Company's management expertise and reputation can enhance value. That strategy includes acquiring and rehabilitating properties in new markets with strong demographic characteristics in order to reduce the Company's sensitivity to regional economic cycles. For example, in February 1997, the Company acquired from Union

Property Investors, Inc. ('UPI') 16 properties located in 11 states for approximately $65 million, aggregating approximately 1.3 million square feet of GLA (the 'UPI Acquisition'). The UPI Acquisition provided the Company with initial market penetration in the nine additional states of Arizona, Georgia, Kentucky, Massachusetts, Michigan, Minnesota, Mississippi, North Carolina and South Carolina.

     In order to further geographically diversify its holdings and increase its market presence in the Southeastern United States, the Company has entered into agreements pursuant to which it expects to acquire five shopping centers in the Atlanta metropolitan area (the 'Georgia Properties'), aggregating approximately 650,000 square feet of GLA, for approximately $44 million (the 'Georgia Acquisition'). See 'Recent Developments' and 'Use of Proceeds.' The consummation of the Georgia Acquisition is expected to occur in December 1997. The Georgia Properties had an overall occupancy rate of 98% as of November 1, 1997 and an average age of 10 years. Anchor tenants at the Georgia Properties include Kmart, Kroger, Cub Foods, CVS/pharmacy and Bruno's.

     The following chart sets forth certain information as of November 1, 1997 with respect to the Georgia Properties:

                                                                    GROSS                          ANCHOR TENANTS
                                                     YEAR       LEASABLE AREA    PERCENT         (LEASE EXPIRATION/
LOCATION                  PROPERTY                 DEVELOPED      (SQ. FT.)      LEASED          OPTION EXPIRATION)
------------------------  ----------------------   ---------    -------------    -------   ------------------------------
Atlanta, GA.............  The Village at           1989             231,594         99%    Kmart(1) (2014/2064)
                          Mableton                                                         CVS/pharmacy (2004/2019)
                                                                                           Bruno's (2009/2029)
Roswell, GA.............  Holcomb Bridge           1988             105,420        100%    CubFoods (2008/2033)
                          Crossing                                                         Georgetown Interiors (2003)
Carrollton, GA..........  Tower Plaza              1987              87,990         98%    Bruno's (2007)
                                                                                           CVS/pharmacy (2000/2005)
Macon, GA...............  North Park Center        1988             180,555        100%    Kmart (2003/2063)
                                                                                           Kroger (2008/2028)
Douglasville, GA........  Park Plaza               1986              46,494         97%    None(2)
                                                                -------------
  Total.................                                            652,053         98%
                                                                -------------
                                                                -------------

------------------
(1) The Kmart facility, which is currently unoccupied, is being rebuilt due to fire damage and is expected to reopen by the fourth quarter of 1998. The cost of the repairs will be paid for by the tenant.

(2) The Park Plaza property is located directly adjacent to, and shares a parking lot with, a Kroger supermarket, which is not owned by the Company.

                                 THE PROPERTIES

     The Company's 54 Properties are located in the following 16 states:
Arizona, Connecticut, Georgia, Kentucky, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina and Virginia. Consistent with its strategy, the Company renovates, expands and reconfigures the Properties in order to maintain their competitive position within their respective markets. The following table sets forth certain information as of November 1, 1997 relating to the Properties owned by the Company:

                                                                    GROSS                          ANCHOR TENANTS
                                                     YEAR       LEASABLE AREA    PERCENT         (LEASE EXPIRATION/
LOCATION                  PROPERTY                 DEVELOPED      (SQ. FT.)      LEASED          OPTION EXPIRATION)
------------------------  ----------------------   ---------    -------------    -------   ------------------------------
Tucson, AZ..............  Sinclair Paints          1985              14,840        100%    Sinclair Paints (2000/2020)
Orange, CT..............  Golfland                 1984              60,580        100%    Pathmark (2008/2038)(1)
Groton, CT..............  Groton Square            1987             191,955         95%    Bradlees (2007/2027),
                                                                                           Stop & Shop (2007/2027)
Manchester, CT..........  Manchester Kmart Plaza   1971             183,376         90%    Kmart (1997/2022),
                                                                                           Stop & Shop (2018/2058),
                                                                                           Pep Boys (2016/2036)
Milford, CT.............  Milford                  1966              25,200        100%    Xpect Discount Drug
                                                                                           (1999/2009)
Orange, CT..............  Orange                   1967              27,000        100%    Pergament Express (2004/2004)
Hamden, CT..............  Parkway Plaza I          1982              72,530         82%    Pathmark (2007/2037)(1)
Hamden, CT..............  Parkway Plaza II         1982             131,100         56%    Kids R Us (2006/2026),
                                                                                           Pathmark (2005/2035)(1)
Stratford, CT...........  Stratford Square         1984             160,176         95%    Pathmark (2009/2039)(1),
                                                                                           Marshalls (2000/2010)
Bainbridge, GA..........  Bainbridge Town Center   1990             143,729         99%    Kmart (2015/2065),
                                                                                           Food Lion (2010/2030)
Harrodsburg, KY.........  Harrodsburg              1987              60,048        100%    Kroger (2007/2027)
                          Marketplace
Baltimore, MD...........  Anneslie                 1954             134,543        100%    Caldor (2011/2041),
                                                                                           Party City (2006/2016)
College Park, MD........  Campus Village           1972              25,529         81%    None
Coral Hills, MD.........  Coral Hills              1988              86,050         92%    Shoppers Food Warehouse
                                                                                           (2004/2029)
Prince Frederick, MD....  Fox Run                  1991             288,278        100%    Kmart (2016/2066),
                                                                                           Giant Foods (2021/2051),
                                                                                           Peebles (2012/2032),
                                                                                           Raley's Home Furnishings
                                                                                           (2004/2014)
Frederick, MD...........  Hillcrest Plaza          1988             109,071         88%    Shoppers Food Warehouse
                                                                                           (1999/2024)

                                                                    GROSS                          ANCHOR TENANTS
                                                     YEAR       LEASABLE AREA    PERCENT         (LEASE EXPIRATION/
LOCATION                  PROPERTY                 DEVELOPED      (SQ. FT.)      LEASED          OPTION EXPIRATION)
------------------------  ----------------------   ---------    -------------    -------   ------------------------------
Raynham, MA.............  Ames Center              1985              55,000        100%    Ames (2011/2031)
Flint, MI...............  Builder's Square         1986              80,000        100%    Builder's Square (2006/2026)
Livonia, MI.............  Musicland                1985              80,000        100%    Media Play (2005/2025)
Minnetonka, MN..........  Baker's Square           1986               3,881        100%    Baker's Square (2001/2021)
Roseville, MN...........  Baker's Square           1986               5,067        100%    Baker's Square (2001/2021)
Brookhaven, MS..........  Brookway Village         1988              47,587        100%    Delchamps (2008/2028)
Columbus, MS............  Towne Square             1983             116,153         99%    Goody's (1998/2008),
                                                                                           Gold's Gym (2000/2010),
                                                                                           Jitney Jungle (2003/2003)
Glassboro, NJ...........  Collegetown              1989             250,234         91%    Kmart (2001/2021),
                                                                                           Acme (1999/2044),
                                                                                           Pep Boys (2015/2035)
Phillipsburg, NJ........  Hillcrest Mall           1985             220,985         53%    Superfresh (1998/2008),
                                                                                           Staples (2010/2025),
                                                                                           R&S Strauss (2010/2025)
Hamilton, NJ............  Suburban Plaza           1971             239,723        100%    Caldor (2013/2033),
                                                                                           Shop Rite (2002/2020),
                                                                                           Drug Emporium (2002/2012)
Mamaroneck, NY..........  A&P Mamaroneck           1976              24,978        100%    A&P (2006/2016)
Yonkers, NY.............  The Mall at Cross        1986             216,058         92%    Rickel Home Centers
                          County                                                           (2012/2032),
                                                                                           Kids R Us (2008/2018),
                                                                                           The Sports Authority
                                                                                           (2010/2025),
                                                                                           T.J. Maxx (2004/2014)
Yonkers, NY.............  High Ridge               1977              88,501         96%    Pathmark (2003/2027)
New Rochelle, NY........  North Ridge              1971              43,105         96%    Harmon Cosmetics (2007/2017),
                                                                                           NRHMC (2011/2016)
Port Washington, NY.....  Port Washington          1968              19,600        100%    North Shore Farms (1998/2033)
Larchmont, NY...........  Village Square           1981              17,126         46%    None
Cary, NC................  Cary Plaza               1990              60,702         95%    Food Lion (2010/2030),
                                                                                           Revco Drugs (2001/2026)
Morganton, NC...........  Magnolia Plaza           1987             104,026        100%    Ingles Supermarket
                                                                                           (2007/2062),
                                                                                           Goody's (1999/2004)
Upper Darby, PA.........  69th Street Plaza        1959              42,500        100%    Drug Emporium (2000/2000)
Doylestown, PA..........  Barn Plaza               1987             180,987        100%    Acme (2007/2037),
                                                                                           Marshalls (2004/2019),
                                                                                           Toy Warehouse (2004/2014)
Bensalem, PA............  Bensalem Square          1983              72,558         97%    Pathmark (2009/2039)
Tredyffrin, PA..........  Best Plaza               1985             113,000         41%    Staples (1998/2008)
Bethlehem, PA...........  Bethlehem Square         1987             386,820         99%    Bradlees (2007/2025),
                                                                                           TJ Maxx (2006/2021),

                                                                                           Shop Rite (2010/2030),
                                                                                           Home Depot (2010/2040)
Bradford, PA............  Bradford Mall            1969             287,389         96%    Kmart (2004/2049),
                                                                                           Consolidated Stores
                                                                                           (2002/2012),
                                                                                           Ames (2008/2027),
                                                                                           Jubilee Supermarket
                                                                                           (1999/2009)
Bristol, PA.............  Bristol Commerce Park    1989             272,990        100%    Superfresh (2008/2038),
                                                                                           Caldor (2013/2033)
Chambersburg, PA........  Franklin Center          1990             174,892         94%    Food Lion (2010/2030),
                                                                                           Big Lots (2001/2011),
                                                                                           Lowe's (2010/2018)
Whitehall, PA...........  MacArthur Road           1965              50,856        100%    Oak Works (2007/2017),
                                                                                           Frank's Nursery (2002/2032)
Altoona, PA.............  Park Hills Plaza         1976             279,856        100%    Weis Market (2022/2037),
                                                                                           Dunham's Sporting Goods
                                                                                           (2004/2014),
                                                                                           Carmlike Cinemas (2006/2016),
                                                                                           Toys R Us (2015/2035),
                                                                                           Staples (2010/2020),
                                                                                           Superpetz (2005/2015)

                                                                    GROSS                          ANCHOR TENANTS
                                                     YEAR       LEASABLE AREA    PERCENT         (LEASE EXPIRATION/
LOCATION                  PROPERTY                 DEVELOPED      (SQ. FT.)      LEASED          OPTION EXPIRATION)
------------------------  ----------------------   ---------    -------------    -------   ------------------------------
Drexel Hill, PA.........  Pilgrim Gardens          1950              83,358        100%    Loehmann's (2003/2013),
                                                                                           QVC Network, Inc. (1999/1999)
Bensalem, PA............  Street Road              1986              68,031         93%    Drug Emporium (2002/2008),
                                                                                           Frank's Nursery (2007/2022)
Phoenixville, PA........  Valley Forge Mall        1985             177,380         70%    Eckerd Drug (2000/2010),
                                                                                           Ames (2017/2025)
Whitehall, PA...........  Whitehall Square         1986             298,023        100%    Bradlees (2006/2024),
                                                                                           PharMor (2001/2016),
                                                                                           The Sports Authority
                                                                                           (2006/2036),
                                                                                           Kids R Us (2007/2027)
East Providence, RI.....  Wampanoag Plaza          1969             252,782         83%    Rx Drug (2001/2016),
                                                                                           Cherry & Webb (2000/2005),
                                                                                           Marshalls (2001/2001),
                                                                                           Savers/TVI, Inc. (2010/2025)
Spartanburg, SC.........  East Main Centre         1989             171,595        100%    Wal Mart (2009/2039),
                                                                                           Goody's (1999/2009)
Columbia, SC............  Park Centre              1985             190,705        100%    Wal Mart (2009/2039),

                                                                                           Harris Teeter (2012/2015)
Culpeper, VA............  Culpeper Town Mall       1965             131,086         70%    Central Tractor (2000/2010),
                                                                                           Schewel Furniture (2001/2006)
Woodbridge, VA..........  Marumsco-Jefferson       1961             331,000         75%    Giant Food Store (2004/2024),
                          Plaza                                                            Peebles (1999/2004),
                                                                                           CVS/pharmacy (2002/2002),
                                                                                           Consolidated Stores
                                                                                           (2002/2012)
Richmond, VA............  Newbridge Square         1985              55,000        100%    USA Auctions, Inc. (1998/1998)
                                                                -------------
  Total.................                                          7,007,539         91%
                                                                -------------
                                                                -------------

------------------
(1) Property includes unoccupied rental space for which rent is currently being paid.

LEASE EXPIRATIONS-PORTFOLIO TOTAL

     The following chart sets forth the status of the Company's scheduled lease expirations for the Properties, as of November 1, 1997, assuming that none of the tenants exercise renewal options or termination rights, if any, at or prior to the scheduled expirations. For a schedule of the lease expirations of the Georgia Properties, see 'Recent Developments--Proposed Georgia Acquisition.'

                                                                                                                  APPROXIMATE
                                                                                                    AVERAGE      PERCENTAGE OF
                                                                   GROSS                            MINIMUM       TOTAL GROSS
                                                  LEASES       LEASABLE AREA       ANNUALIZED        RENT        LEASABLE AREA
           YEAR OF LEASE EXPIRATION              EXPIRING        (SQ. FT.)        MINIMUM RENT    PER SQ. FT.      (SQ. FT.)
----------------------------------------------   --------    -----------------    ------------    -----------    -------------
1997..........................................       54(1)         181,102        $ 1,157,858        $6.39              3%
1998..........................................      103            435,052          3,620,112         8.32              6%
1999..........................................       91            454,439          3,738,529         8.23              6%
2000..........................................       89            370,359          3,257,534         8.80              5%
2001..........................................       73            441,391          3,754,596         8.51              6%
2002..........................................       80            521,993          4,141,702         7.93              7%
2003 and thereafter...........................      208          4,107,314         28,873,527         7.03             58%
                                                                                                                       --
                                                    ---      -----------------    ------------
     Total....................................      698          6,511,650        $48,543,858        $7.45             91%(2)
                                                                                                                       --
                                                                                                                       --
                                                    ---      -----------------    ------------
                                                    ---      -----------------    ------------

------------------
(1) Of these leases, 45 have currently expired by their terms and are operating as month-to-month tenancies. The Company is currently negotiating with certain of these tenants to renew the leases. There can be no assurance that such leases will be renewed or extended.

(2) This reflects the Company's 91% occupancy rate.

                                  THE OFFERING

Securities Offered........................  1,800,000 9.5% Series D Cumulative Redeemable Preferred Shares of
                                            Beneficial Interest, par value $0.01 per share (the 'Series D
                                            Preferred Shares'). The Series D Preferred Shares have been approved for listing on the NYSE, subject to official notice of issuance.
                                            Trading of the Series D Preferred Shares on the NYSE is expected to commence within the 30-day period after the initial delivery of the
                                            Series D Preferred Shares. See 'Underwriting.'

Use of Proceeds...........................  The net proceeds from the sale of the Series D Preferred Shares will be used to (a) finance the Georgia Acquisition, (b) repay
                                            indebtedness and (c) for other general working capital purposes. See
                                            'Use of Proceeds.'

Ranking...................................  With respect to the payment of distributions and amounts upon liquidation, dissolution or winding up, the Series D Preferred Shares will rank senior to the Company's common shares of beneficial interest, par value $0.01 per share (the 'Common Shares'), and pari passu with the Company's Series A-1 Increasing Rate Cumulative
                                            Convertible Preferred Shares of Beneficial Interest (the 'Series A-1
                                            Preferred Shares'), the Company's 9.75% Series B-1 Cumulative
                                            Convertible Preferred Shares of Beneficial Interest (the 'Series B-1
                                            Preferred Shares'), the Company's 9.75% Series B-2 Cumulative
                                            Convertible Preferred Shares of Beneficial Interest (the 'Series B-2
                                            Preferred Shares,' and, together with the Series B-1 Preferred
                                            Shares, the 'Series B Preferred Shares'), and the Company's Series C
                                            Cumulative Redeemable Preferred Shares of Beneficial Interest (the
                                            'Series C Preferred Shares'). See 'Description of Series D Preferred
                                            Shares--Distributions' and
                                            '--Liquidation Preference.' For a description of the Series A-1
                                            Preferred Shares, the Series B Preferred Shares and the Series C
                                            Preferred Shares, see 'Description of Preferred Shares' in the
                                            accompanying Prospectus.

Distributions.............................  Distributions on the Series D Preferred Shares are cumulative from the date of original issue and are payable quarterly, commencing on
                                            January 20, 1998, at the rate of 9.5% per annum of the $25 liquidation preference (equivalent to a fixed annual rate of $2.375 per share). See 'Description of Series D Preferred Shares--
                                            Distributions.'

Liquidation Rights........................  Equivalent to $25 per Series D Preferred Share, plus an amount equal to accrued and unpaid distributions (whether or not declared). See
                                            'Description of Series D Preferred Shares--Liquidation Preference.'

Redemption................................  Except in certain circumstances relating to the preservation of the
                                            Company's qualification as a REIT (see 'Federal Income Tax
                                            Considerations--Federal Income Taxation of the Company-- Annual
                                            Distribution Requirements' in the accompanying Prospectus), the
                                            Series D Preferred Shares are not redeemable prior to December 11,
                                            2002. On and after December 11, 2002, the Series D Preferred Shares will be redeemable for cash at the option of the Company, in whole or in part, at a redemption price of $25 per share, plus distributions accrued and unpaid (whether or not declared) to the redemption date.
                                            The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) shall be payable solely out of the sale proceeds of other equity securities of the Company, which may include other series of Preferred Shares, and from no other source. See
                                            'Description of Series D Preferred Shares--Redemption.'

Voting Rights.............................  Holders of Series D Preferred Shares will generally have no voting rights. However, whenever distributions on any Series D Preferred
                                            Shares are in arrears for six or more quarterly periods (whether or not consecutive), the holders of such shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of the
                                            Company until all distributions accumulated on such Series D
                                            Preferred Shares have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, certain changes to the terms of the Series D Preferred
                                            Shares that would be materially adverse to the rights of holders of the Series D Preferred Shares cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding Series D
                                            Preferred Shares. See 'Description of Series D Preferred
                                            Shares--Voting Rights.'

                             SUMMARY FINANCIAL DATA
     (DOLLARS IN THOUSANDS, EXCEPT RATIO, PROPERTY DATA AND PER SHARE DATA)

     The following sets forth summary financial, operating and other data on an historical basis for the Company. Also set forth below are summary pro forma financial, operating data and other data for the Company at and for the nine months ended September 30, 1997 and the year ended December 31, 1996. The pro forma balance sheet data as of September 30, 1997 has been prepared as if this offering (this 'Offering'), the application of the proceeds therefrom and the consummation of the Georgia Acquisition had occurred on September 30, 1997. The pro forma operating data and other data for the nine months ended September 30, 1997 have been prepared as if this Offering, the application of the proceeds therefrom and the consummation of the UPI Acquisition and the Georgia

Acquisition had occurred on January 1, 1997. The pro forma operating data and other data for the year ended December 31, 1996 have been prepared as if the foregoing transactions had occurred on January 1, 1996. The pro forma financial and operating data are not necessarily indicative of what the actual financial position or results of operations of the Company would have been as of the date or for the periods indicated, nor do they purport to represent the results of operations or financial position for future periods. This data should be read in conjunction with the 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' included elsewhere in this Prospectus Supplement. The five-year selected historical data is incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

                                        NINE MONTHS ENDED SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                        --------------------------------    -------------------------------------------
                                                         HISTORICAL                                HISTORICAL
                                        PRO FORMA    -------------------    PRO FORMA    ------------------------------
                                          1997        1997        1996        1996         1996       1995       1994
                                        ---------    -------    --------    ---------    --------    -------    -------
OPERATING DATA:
Revenue:
  Minimum rent.......................    $39,957     $35,185    $ 31,270     $53,516     $ 41,665    $40,259    $33,166
  Percentage rent....................        835         831         726       1,208        1,042      1,044      1,000
  Expense reimbursements.............      8,881       8,253       8,852      13,184       11,732     10,988      9,455
  Interest income....................        180         180         523         624          624        902        985
  Other income.......................         94          94          83         192          117        277        434
                                        ---------    -------    --------    ---------    --------    -------    -------
  Total Revenue......................     49,947      44,543      41,454      68,724       55,180     53,470     45,040
Expenses:
  General and administrative,
    interest and property operating
    costs............................     28,501      27,213      26,786      40,754       35,514     32,690     26,107
  Depreciation and amortization......     10,243       9,247       8,434      14,327       11,194     10,903      9,066
                                        ---------    -------    --------    ---------    --------    -------    -------
  Income before extraordinary charges
    and preferred distributions......     11,203       8,083       6,234      13,643        8,472      9,877      9,867
  Extraordinary charge from early
    extinguishment of debt...........      --          --         11,052      11,052       11,052      --         --
                                        ---------    -------    --------    ---------    --------    -------    -------
  Net income (loss)..................    $11,203     $ 8,083    $ (4,818)    $ 2,591     $ (2,580)   $ 9,877    $ 9,867
                                        ---------    -------    --------    ---------    --------    -------    -------
                                        ---------    -------    --------    ---------    --------    -------    -------
  Income before extraordinary items
    per share........................    $  0.49     $  0.55    $   0.55     $  0.53     $   0.75    $  0.91    $  0.96
  Distributions per share............    $  1.44     $  1.44    $   1.44     $  1.92     $   1.92    $  1.92    $  1.90

                                     NINE MONTHS ENDED SEPTEMBER 30,                YEAR ENDED DECEMBER 31,
                                    ---------------------------------    ---------------------------------------------
                                                      HISTORICAL                                 HISTORICAL
                                    PRO FORMA    --------------------    PRO FORMA    --------------------------------
                                      1997         1997        1996        1996         1996        1995        1994
                                    ---------    --------    --------    ---------    --------    --------    --------
  OTHER DATA:
  Funds from
    operations (1)...............   $ 14,697     $ 14,460    $ 13,586     $18,619     $ 18,313    $ 19,278    $ 17,918
  Preferred share
    distributions................   $  6,113     $  2,379    $    521     $ 8,141     $    695    $    485    $  --
  Ratio of funds from operations
    to fixed charges (2).........       1.67         1.82        1.95        1.64         1.97        2.05        2.37
  Total properties (at end of
    period)......................         59           54          38          59           38          38          33
  Total gross leasable area in
    sq. ft. (at end of period, in
    thousands)...................      7,600        7,000       5,700       7,600        5,700       5,700       5,000
  BALANCE SHEET DATA (AT END OF
    PERIOD):
  Real estate, before accumulated
    depreciation.................   $487,008     $443,008                             $370,491    $368,073    $318,870
  Total assets...................    465,689      420,808                              359,157     372,983     331,779
  Total secured debt.............    250,965      250,424                              212,590     204,247     160,771
  Series C Preferred Shares......      2,673        2,673                                --          --          --
  Beneficiaries' equity (3)......    201,732      157,392                              137,013     159,882     162,204

------------------
(1) Funds From Operations has been calculated in accordance with the definition of 'funds from operations' clarified by the National Association of Real Estate Investment Trusts, Inc. ('NAREIT') generally as net income, computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization (in each case only on real estate related assets) and after adjustments for unconsolidated partnerships and joint ventures, less preferred share distributions. Funds from operations should not be considered as a substitute for net income as an indication of the Company's performance or as a substitute for cash flows as a measure of its liquidity.
(2) For purposes of these computations, funds from operations include interest and preferred share distributions and excludes amortization of debt expense. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense and preferred share distributions. See 'Ratios of Earnings to Fixed Charges' in the accompanying Prospectus for the Company's historical ratios of earnings to fixed charges.
(3) See 'Capitalization' for a description of beneficiaries' equity.

                                  RISK FACTORS

     An investment in the Series D Preferred Shares involves various risks. Prospective investors should consider carefully the following factors, in addition to other information contained in this Prospectus Supplement and the accompanying Prospectus and incorporated herein and therein by reference, in connection with an investment in the Series D Preferred Shares offered hereby.

     This Prospectus Supplement and the accompanying Prospectus include certain statements that may be deemed to be 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended (the 'Securities Act'), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this Prospectus Supplement and the accompanying Prospectus that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including such matters as future capital expenditures, distributions and acquisitions (including the amount and nature thereof), the use of proceeds of this offering, expansion and other development trends of the real estate industry, business strategies, expansion and growth of the Company's operations and other such matters are forward-looking statements. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Prospective investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those anticipated in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to: the burden of the Company's substantial debt obligations; the necessity of future financings to repay the 'balloon' payments required at the maturity of certain of the Company's debt obligations; the highly competitive nature of the real estate leasing market; adverse changes in the real estate markets including, among other things, competition with other companies; general economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of prospective tenants and lease rents; financial condition and bankruptcy of tenants, including disaffirmance of leases by bankrupt tenants; the availability and terms of debt and equity financing; risks of real estate acquisition, expansion and renovation, including the failure to consummate the Georgia Acquisition; governmental actions and initiatives; environmental/safety requirements; and other changes and factors referenced in this Prospectus Supplement and the accompanying Prospectus.

SUBSTANTIAL DEBT OBLIGATIONS; BALLOON PAYMENTS; FLOATING RATE DEBT

     The pro forma debt of the Company at September 30, 1997, after giving effect to this Offering, the application of the proceeds therefrom and the consummation of the Georgia Acquisition, would be $250,965,000, of which approximately $250,742,000 would be long-term debt. The pro forma ratio of the Company's debt to estimated value of the Company's real estate assets (as estimated by the Company's Board of Trustees (the 'Board')) (the 'Debt Ratio') at September 30, 1997, after giving effect to this Offering, the application of the proceeds therefrom and the consummation of the Georgia Acquisition, would be approximately 48%. This Debt Ratio may be increased by the Company without a vote of the shareholders of the Company. The incurrence of new debt subsequent to this Offering, the application of the proceeds therefrom and the consummation of the Georgia Acquisition, could increase the debt service charges and the risk of default under instruments or agreements creating the Company's debt, which would have an adverse effect on the Company's net income and cash available for distributions to shareholders. There is no limitation on the amount of debt that the Company may incur.

     The $250,965,000 of pro forma debt of the Company referred to above will be due as follows: $223,000 in 1997; $1,044,000 in 1998; $19,562,000 in 1999;
$7,329,000 in 2000; $4,485,000 in 2001; $3,517,000 in 2002; and $214,805,000
thereafter. In addition, the Company may finance future acquisitions with debt which may require a 'balloon' payment for the outstanding principal balance at maturity. After giving effect to this Offering, the application of the proceeds therefrom and the consummation of the Georgia Acquisition, 49 of the Properties will be security for mortgage indebtedness of the Company. The Salomon Facility (as defined below) is secured by 14 Properties; the Company's seven-year real estate loan (the 'Mortgage Loan') due in June 2003, in the principal amount of $181,700,000, is secured by 27 Properties. After giving effect to this Offering, the application of the proceeds therefrom and the consummation of the Georgia Acquisition, three of the Georgia Properties will be security for mortgage indebtedness. The Company's ability to pay the outstanding principal balance of its debt at maturity may depend upon its ability to refinance such debt, or to sell Properties. The Company has no commitments with respect to refinancing its debt. There can be no assurance that refinancing will be available on reasonable terms and conditions, that such sales are possible or that the amounts received from such refinancing or sales will be sufficient to make the required balloon payment on its debt. In fact, there are substantial restrictions on the ability to remove 27 Properties from the lien under the Mortgage Loan and similar restrictions may exist with respect to future indebtedness. If the Company cannot make a balloon payment when due, the lenders under its other debt may foreclose on the Properties securing the debt, which foreclosure would have a material adverse effect on the Company's business, assets and results of operations.

     In addition, after giving effect to this Offering, the application of the proceeds therefrom and the consummation of the Georgia Acquisition, approximately $14 million of indebtedness will be outstanding under the Salomon Facility which bears interest at a floating interest rate which is currently 7.41%. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Use of Proceeds' for a description of this indebtedness. As a result of variable interest rates on the Salomon Facility or any other debt the Company may incur in the future, an increase in interest rates could have an adverse effect on the Company's net income and cash available for distributions.

RISK THAT GEORGIA ACQUISITION WILL NOT BE CONSUMMATED


     The Georgia Acquisition is subject to the satisfaction of a number of conditions, certain of which are material and beyond the control of the Company and, unless satisfied, could result in one or more of the Georgia Properties not being acquired. Should any of these purchases not occur, for whatever reason, the net proceeds of this Offering may be used to repay additional indebtedness under the Salomon Facility or to fund future property acquisitions and for other general working capital purposes. There can be no assurance that the Company will be able to locate and acquire sufficient additional properties meeting the Company's acquisition criteria to utilize any such undesignated net proceeds. See 'Use of Proceeds.'

COMPETITION

     The leasing of real estate is highly competitive. All of the Properties are located in developed retail and commercial areas and there are generally numerous other neighborhood or community shopping centers within a five-mile radius of any given Property. In addition, there are generally one or more regional malls within a ten-mile radius of certain Properties.

     There are numerous developers and real estate companies which compete with the Company in seeking acquisition opportunities and locating tenants to lease vacant space, some of which may have greater financial resources than the Company. In addition, such developers or real estate companies may develop or acquire new shopping centers or regional malls, or renovate, refurbish or expand existing shopping centers or regional malls, in the vicinity of one or more of the Properties. Competition from such developers and real estate companies could have a material adverse effect on the Company's acquisition opportunities and ability to locate tenants to lease vacant space.

REAL ESTATE INVESTMENT RISKS

  General

     Various factors, many of which are beyond the control of and cannot be predicted by the Company, may affect the economic viability of the Properties. The Properties may be affected by risks generally associated with real estate investments, including, without limitation, adverse changes in general or local economic conditions, adverse changes in consumer spending patterns, local competitive conditions such as the supply of retail or commercial space or the existence or construction of new shopping centers, regional malls or other retail or commercial space, increased operating costs (including maintenance, insurance, debt service, lease payments and tenant improvement costs and real estate and other taxes), the attractiveness of the Properties to tenants and their customers, the need to comply with various federal, state and local laws, ordinances and regulations (including zoning and other regulatory restrictions on the use of the Properties), and the loss, bankruptcy or financial distress of tenants. In addition, certain significant operating expenses associated with the Properties (including maintenance, insurance, debt service, lease payment and tenant improvement costs and real estate and other taxes) generally are not reduced when circumstances cause a reduction in gross income from the Properties. If the Properties do not generate gross income sufficient to meet operating expenses, the Company's net income and ability to make cash distributions would be adversely affected.

  Dependence on Retail Industry

     The Company's performance is significantly affected by the market for retail space and, indirectly, the retail sector of the general or local economy. The market for retail space has been adversely affected in recent years by consolidation in the retail sector, the financial distress of certain large retailers and the excess amount of retail space in certain markets. To the extent that these conditions persist, they would have an adverse effect on the Company's net income and cash available for distributions to shareholders and the Company may not be able to obtain debt or equity financing on reasonable terms and conditions.

  Leasing Risks

     The ability of the Company to rent or relet unleased space is affected by many factors, including certain covenants typically found in leases with tenants in shopping centers that restrict the use of other space at such shopping centers. Changes in the abilities of tenants of the Properties to pay and perform their rental and other obligations under their respective leases and in the Company's ability to lease or relet Properties may cause fluctuations in the Company's cash flow, which, in turn, may affect the cash available for distributions to shareholders.

  Changes in Laws

     The Properties are subject to various federal, state and local regulatory requirements, including, without limitation, the Americans with Disabilities Act, which requires that buildings be made accessible to people with disabilities. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or the award of damages to private litigants. The Company believes the Properties to be in substantial compliance with all material federal, state and local regulatory requirements. There can be no assurance, however, that these regulatory requirements will not be changed or that new regulatory requirements will not be imposed that would require significant unanticipated expenditures by the Company or the tenants, which would adversely affect the Company's net income and cash available for distributions to shareholders.

  Illiquidity of Real Estate

     The illiquidity of real estate investments, the possibility of taxes imposed on a REIT such as the Company by the Internal Revenue Code of 1986, as amended (the 'Code'), upon the sale of properties held for fewer than four years and restrictions placed on the Company on the removal of 27 of the Properties from the lien of the Mortgage Loan, will each serve to limit the Company's ability to vary its real estate holdings promptly in response to changes in economic or other conditions.

  Casualty; Sufficiency of Insurance


     The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance for the Properties with policy specifications, limits and deductibles customarily carried for similar properties. There are, however, certain types of extraordinary losses which may be either uninsurable or not economically insurable. There can be no assurance that every loss affecting the Properties will be covered by insurance or that any such loss incurred by the Company will not exceed the limits of policies obtained. Should an uninsured loss occur, the Company's net income and cash available for distributions would be adversely affected.

  Default by Tenants; Financial Distress and Bankruptcy of Tenants

     Substantially all of the Company's income will be derived from rental payments from tenants of the Properties under their respective leases. In the event of a default by a tenant in its payment or performance of its rental or other obligations under its lease, the Company may experience delays in enforcing its rights and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in making substantial improvements or repairs to a property and re-leasing the property. In the event that a substantial number of tenants become financially distressed and so default, the Company's net income and cash available for distributions to shareholders would be adversely affected.

     The Company has several tenants which are operating under Chapter 11 of the United States Bankruptcy Code. The tenants operating under Chapter 11 account for approximately $6.1 million, or 10% of the Company's annualized 1997 revenues, and 9.7% of the Company's GLA. Among these tenants are Bradlees (three stores representing approximately $2.2 million, or 3.7%, of the Company's 1997 annualized revenues), Caldor (three stores representing approximately $2.5 million, or 4.2%, of the Company's 1997 annualized revenues), and

Rickels Home Center ('Rickels') (one store representing approximately $1.1 million, or 1.8%, of the Company's 1997 annualized revenues). The Bradlees stores have approximately 85,900, 85,100 and 85,100 square feet of GLA, respectively. Bradlees has announced their intention to close two of the stores; however, all three of these leases were originally entered into with the Stop & Shop Companies, Inc. which remains liable thereunder. The Caldor stores have approximately 94,600, 113,200 and 119,900 square feet of GLA, respectively. One of those leases is guaranteed by The May Company. To date, Caldor continues to pay current rent and operate their stores located in the Company's centers and have not taken any action to reject these leases. The Rickels store has approximately 50,000 square feet of GLA. Rickels has affirmed the lease which provides for an annual rent of approximately $1.1 million including reimbursements for operating expenses. Any disaffirmed leases might subject the Company to the risks set forth in the immediately preceding paragraph.

     Other tenants in the Company's portfolio that continue to pay current rent and operate their stores under Chapter 11 constitute individually and in the aggregate less than 1% of the Company's annualized 1997 revenues. The Company believes that it has adequately reserved for these tenants. See 'Management's

Discussion and Analysis of Financial Condition and Results of
Operations--Quarter Ended September 30, 1997--Liquidity and Capital Resources.'

     There can be no assurance that any tenant of the Properties that has filed for bankruptcy protection will continue to pay or perform its rental or other obligations under its lease or that other tenants of the Properties will not file for bankruptcy protection in the future. If certain other tenants were to file for bankruptcy protection, a delay or substantial reduction in rental payments may occur which would adversely affect the Company's net income and cash available for distributions to shareholders.

  Possible Environmental Liabilities

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances on, under or in such property. Such laws often impose such liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances, and the liability under certain such laws may be strict, joint and several unless the harm is divisible and there is a reasonable basis for allocating responsibility. The costs of any required remediation or removal of such substances may be substantial and the owner's or operator's liability therefor as to any property is generally not limited under such laws, ordinances and regulations and could exceed the value of the property and/or the aggregate assets of the owner or operator. The presence of hazardous or toxic substances, or the failure to properly remediate property affected by such substances, may adversely affect the market value of the affected property, as well as the owner's ability to sell or lease such property or to obtain financing using such property as collateral.

     None of the Properties is currently subject to an environmental claim, nor is the Company aware of any threatened environmental claim with respect to any of the Properties. However, there can be no assurance that the Properties will not be subject to environmental claims in the future.

CONSEQUENCES OF FAILURE TO MAINTAIN STATUS AS A REIT

     The Company has qualified to be taxed as a REIT commencing with its taxable year ended December 31, 1992 and intends to continue to qualify to be taxed as a REIT under the Code. There can be no assurance that the Company will be able to continue to operate in a manner so as to maintain its qualification as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within the Company's control may impact its ability to qualify as a REIT under the Code. In addition, no assurance can be given that new legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company, however, is not aware of any currently pending tax legislation or regulations that would adversely affect its ability to maintain its qualification as a REIT.

     If the Company fails to maintain its qualification as a REIT, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates, and distributions, if any, to shareholders will no longer be deductible by the Company. In addition, unless entitled to relief under certain statutory provisions, the Company will also be disqualified from treatment as a REIT for the four taxable years following the year in which qualification was so lost. This treatment would reduce the net earnings of the Company available for investment or distribution to shareholders because of the additional tax liability to the Company for the year or years involved. In addition, during the period of disqualification, the Company would no longer be required by the Code to make any distributions as a condition to REIT qualification. To the extent that distributions to shareholders would have been made in anticipation of the Company's continuing to qualify as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments on adverse terms to pay the applicable tax.

RELIANCE ON MAJOR TENANTS

     As of September 30, 1997, the Company's four largest tenants were Pathmark Supermarkets, Caldor, Bradlees and Kmart, which represented approximately 5.2%, 4.2%, 3.5% and 3.1%, respectively, of the Company's annualized minimum rents. No other tenant represented more than 2% of the aggregate annualized minimum rents of the Properties as of such date. The financial position of the Company and its ability to make distributions may be adversely affected by financial difficulties experienced by any such tenants, or any other major tenant of the Company, including a bankruptcy, insolvency or general downturn in the business of any such tenant, or in the event any such tenant does not renew its leases as they expire.

GEOGRAPHIC CONSIDERATIONS

     All of the Properties are located in 16 states (Arizona, Connecticut, Georgia, Kentucky, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina and Virginia). To the extent that general economic or other relevant conditions in these states decline and result in a decrease in consumer demand in these areas, the income from, and value of, these Properties may be adversely affected.

EFFECT OF DISTRIBUTION REQUIREMENTS

     In order to maintain its qualification as a REIT, the Company must make distributions to shareholders aggregating annually at least 95% of its REIT taxable income (which does not include net capital gains). The Company currently distributes to shareholders approximately 103% of its funds from operations (exclusive of nonrecurring items), which is in excess of 95% of the Company's REIT taxable income. The actual amount of the Company's future distributions to its shareholders will be based on the cash flows from operations from the Properties, the Company's other business activities and from any future investments and on the Company's net income.


     Under certain circumstances, the Company may be required to accrue as income for tax purposes interest and rent earned but not yet received. In such event, the Company could have taxable income without sufficient cash to enable the Company to meet the distribution requirements of a REIT. Accordingly, the Company could be required to borrow funds or to sell certain of its investments on adverse terms to meet such distribution requirements.

     The Company expects to continue to make acquisitions and sign leases that may require tenant improvements. As the Company must distribute 95% of its REIT taxable income to continue to qualify as a REIT, there may not be sufficient available cash in excess of distributions to fund future acquisitions or required tenant improvements. In such an event, the necessary funds for future acquisitions or required tenant improvements would have to be obtained, to the extent available, from net proceeds from the issuance of equity securities, the sale of existing investments and, to the extent consistent with the Company's strategy to maintain a conservative capital structure, bank and other institutional borrowings and the issuance of debt securities.

ANTI-TAKEOVER EFFECTS OF OWNERSHIP LIMIT, MARYLAND LAW AND A STAGGERED BOARD

     In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). The Declaration of Trust of the Company authorizes the Board to take such action as may be required to preserve its qualification as a REIT and to limit any person, other than (i) Messrs. Norman M. Kranzdorf and Marvin Williams and (ii) any person approved by the Board, to direct or indirect ownership of 9.8% of the lesser of the number or value of the outstanding shares of beneficial interest of the Company; provided, however, in no event may the Board grant an exemption from the foregoing ownership limitation to any person whose ownership, direct or indirect, of in excess of 9.8% of the lesser of the number or value of the outstanding the shares of beneficial interest of the Company would result in the termination of the Company's status as a REIT. In connection with the UPI

Acquisition, pursuant to the terms of the Series B Preferred Shares, the Board granted an exemption from such ownership limitations to Leonard Mandor, the Chairman of the UPI Board and the Chief Executive Officer of UPI; Robert Mandor, the President and a director of UPI; and certain of their affiliates. In addition to the foregoing, the Articles Supplementary (as defined herein) authorize the Board to take such action as may be required to preserve its qualification as a REIT for federal income tax purposes and to limit any person, other than persons who may be excepted by the Board, to direct or indirect ownership of 10% of the lesser of the number or the value of the total Series D Preferred Shares outstanding. Based on the foregoing, there can be no assurance that there will not be five or fewer individuals who will own more than 50% in value of the outstanding shares of beneficial interest of the Company, thereby causing the Company to fail to qualify as a REIT.


     Under the Maryland General Corporation Law, as amended (the 'MGCL'), as applicable to a Maryland REIT, certain 'business combinations' (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland REIT and any person who beneficially owns 10% or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares (an 'Interested Shareholder') or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees prior to the time that the Interested Shareholder becomes an Interested Shareholder.

     The ownership limits, as well as the ability of the Company to issue other classes of common and preferred shares of beneficial interest and certain other provisions of Maryland law, may delay, defer or prevent a change in control of the Company or other transaction that may be in the best interests of the shareholders and also may (i) deter tender offers for the Series D Preferred Shares, which offers may be attractive to the shareholders, or (ii) limit the opportunity for shareholders to receive a premium for their Series D Preferred Shares that might otherwise exist if an investor attempted to assemble a block of shares of beneficial interest of the Company in excess of 9.8% in number or value of the outstanding shares of beneficial interest of the Company or 10% of the lesser of the number or the value of the total Series D Preferred Shares outstanding or otherwise to effect a change of control of the Company. See 'Description of Common Shares--Restrictions on Ownership' in the accompanying Prospectus.

     The Board is divided into three classes of trustees. The terms of the first, second and third classes expire in 1998, 1999 and 2000, respectively. Each year one class of the Board will be elected by the shareholders. The staggered terms prevent the shareholders from voting on the election of more than one class of trustees at each annual meeting and thus, may delay a change of control of the Company or deter a bid for control of the Company even in a case where the holders of a majority of the outstanding Common Shares believe a change of control would be in their interest.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the efforts of its executive officers and trustees, particularly Norman M. Kranzdorf, the President and Chief Executive Officer and a member of the Board. The loss of his services could have an adverse effect on the Company's business, assets or results of operations.


CONTROL BY TRUSTEES AND EXECUTIVE OFFICERS

     Trustees and executive officers of the Company currently own beneficially approximately 2.04% of the outstanding Common Shares (approximately 7.45% if they exercise all options granted to them under the Company share option plans and assuming all restricted shares are fully vested). Based on such share ownership and their positions with the Company, trustees and executive officers of the Company may have substantial influence on the Company and on the outcome of any matters submitted to the Company's shareholders for approval.

CHANGES IN INVESTMENT AND FINANCING POLICIES

     The investment and financing policies of the Company and its policies with respect to certain other activities, including growth, capitalization, debt levels, distributions, REIT status and operating policies, are determined by the Board. The Board may amend or revise these policies from time to time at its discretion without a vote of the shareholders of the Company.

ABSENCE OF PRIOR MARKET; TRADING PRICES

     There has been no public market for the Series D Preferred Shares prior to this Offering. Due to the absence of any prior public market for the Series D Preferred Shares, there can be no assurance that the initial public offering price will correspond to the price at which the Series D Preferred Shares will trade in the public market subsequent to this Offering. The Series D Preferred Shares have been approved for listing on the NYSE, subject to official notice of issuance. There can be no assurance that, upon listing, the Company will continue to meet the criteria for continued listing of the Series D Preferred Stock on the NYSE. See 'Underwriting.' Prices for the Series D Preferred Shares will be determined in the marketplace and may be influenced by many factors, including interest rates, the liquidity of the market for the Series D Preferred Shares, investor perceptions of the Company, the market price of the Common Shares, the market for similar securities, the volume of Series D Preferred Shares available for sale and general industry and economic conditions.

                              RECENT DEVELOPMENTS

PROPOSED GEORGIA ACQUISITION

     In furtherance of its strategy to expand and diversify its holdings, and increase its presence in the Southeastern United States, the Company has entered into agreements pursuant to which it expects to acquire five shopping centers in the Atlanta metropolitan area, containing approximately 650,000 square feet of GLA. The properties are known as The Village at Mableton, Park Plaza, North Park Center, Holcomb Bridge Crossing and Tower Plaza. The aggregate purchase price for the Georgia Properties of approximately $44 million is payable as follows: approximately $21.9 million in cash to be paid out of the proceeds of this Offering, approximately $20.5 million by the assumption of existing mortgage indebtedness, and approximately $1.6 million by the issuance of Common Shares (approximately 84,200 Common Shares assuming such shares are issued at $19 per share, the closing price for such shares on the NYSE on November 25, 1997). Two of the shopping centers will be acquired by purchasing partnership interests in the entities which own them. The Georgia Properties had an overall occupancy rate of approximately 98% as of November 1, 1997 and an average age of 10 years. Anchor tenants at the Georgia Properties include Kmart, Kroger, Cub Foods, CVS/pharmacy and Bruno's. The consummation of the Georgia Acquisition is subject to the satisfaction of various closing conditions. Accordingly, there is no assurance that the Georgia Acquisition will be consummated, or consummated on the terms set forth above. See 'Risk Factors--Risk that Georgia Acquisition will not be Consummated.' The following chart summarizes the scheduled lease expirations for the Georgia Properties commencing on January 1, 1998, assuming that none of the tenants exercise renewal options or termination rights, if any, at or prior to the scheduled expirations:

                                                                                                       APPROXIMATE
                                                                                                       PERCENTAGE
                                                                                            AVERAGE     OF TOTAL
                                                                  GROSS                     MINIMUM       GROSS
                                                                LEASABLE      ANNUALIZED     RENT       LEASABLE
                                                                  AREA         MINIMUM        PER         AREA
                  YEAR OF LEASE EXPIRATION                      (SQ. FT.)        RENT       SQ. FT.     (SQ. FT.)
------------------------------------------------------------   -----------    ----------    -------    -----------
1998........................................................      61,074      $  527,330    $ 8.63       9%
1999........................................................      40,450         457,687     11.31       6%
2000........................................................      56,102         553,385      9.86       9%
2001........................................................      21,200         247,357     11.67       3%
2002........................................................      35,289         425,675     12.06       5%
Thereafter..................................................     421,387       2,555,105      6.06       66%
                                                               -----------    ----------                -----
  Total.....................................................     635,502      $4,766,539    $ 7.50       98%
                                                               -----------    ----------                -----
                                                               -----------    ----------                -----

UPI ACQUISITION

     In furtherance of the Company's business strategy, in February 1997, the Company, through the UPI Acquisition, acquired 16 properties located in 11 states, having a total of approximately 1.3 million square feet of GLA. As of September 30, 1997, the properties were approximately 99% leased. The total purchase price of approximately $65 million was paid approximately $1.6 million in cash, approximately $30.2 million by the assumption of existing indebtedness, approximately $29.6 million by the issuance of Series B Preferred Shares and approximately $3.6 million by the issuance of Series C Preferred Shares. The UPI Acquisition provided the Company with initial market penetration in nine additional states in which the Company did not previously own any properties.


SALOMON CREDIT FACILITY

     In February 1997, the Company obtained a secured first mortgage loan facility of up to $50 million from Salomon Brothers Realty Corp. (the 'Salomon Facility'). Amounts borrowed under the Salomon Facility bear interest at a rate equal to the one month London Interbank Offering Rate ('LIBOR') plus 175 basis points, which rate was 7.41% at September 30, 1997. As of November 1, 1997, there was $19 million outstanding under the Salomon Facility and an additional $5 million available for future borrowing. The Salomon Facility is secured by 14 properties and matures in March 1999. The Company has an option to extend the Salomon Facility for an additional year. In connection with entering into the Salomon Facility, the Company was required to establish a repair reserve account for immediate and ongoing capital expenditures and replacements. The balance in this reserve account was $389,000 as of September 30, 1997.

EXPANSION OF GROSS LEASABLE AREA

     The Company maintains a strategy of selective expansion and renovation of its properties in order to improve their operating performance and competitive position. The Company also engages in an active redevelopment program with the objective of attracting innovative retailers which management believes will enhance the operating performance of the properties. The Company frequently looks to tenants to pay for the construction costs of expanding gross leasable areas. The following are examples of the Company's redevelopment program:

     o Circuit City entered into a 20-year lease with the Company at The Mall at Cross County in Yonkers, New York, pursuant to which Circuit City has constructed a store of approximately 46,000 square feet of GLA. Circuit City commenced payment of an annual minimum rent of $716,000 for the store in November 1997.

     o Applebee's entered into a 10-year ground lease with the Company of an existing outparcel at the Fox Run Shopping Center in Prince Frederick, Maryland pursuant to which Applebee's has constructed a restaurant of approximately 4,600 square feet of GLA. Applebee's commenced payment of an annual minimum rent of $45,000 for the Prince Frederick location in November 1997.

     o Applebee's also has entered into a 15-year ground lease with the Company of an existing outparcel at Barn Plaza in Doylestown, Pennsylvania, pursuant to which Applebee's is modernizing and expanding a restaurant from approximately 3,700 square feet to approximately 5,000 square feet of GLA. Applebee's is expected to commence payment of an annual minimum rent of $60,000 for the Doylestown location in April 1998.

     o Regal Theatres entered into a 20-year lease for an existing outparcel with the Company at Barn Plaza in Doylestown, Pennsylvania, pursuant to which Regal Theatres is constructing a 14 screen movie theatre of approximately 49,000 square feet of GLA. Regal Theatres is expected to commence payment of an annual minimum rent of $684,000 in July 1998.

     In each of these cases the cost of construction is being paid for by the tenant, except that in the case of Circuit City, the Company paid for the footings, foundation, and building platform upon which the tenant constructed and furnished its store, and in the case of the Regal Theatre, the Company has agreed to reimburse the tenant approximately $70 per square foot for construction of the theatre.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Series D Preferred Shares offered hereby, after deducting the Underwriters' discounts and commissions and estimated expenses of this Offering, are estimated to be approximately $43.0 million (approximately $49.5 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds from this Offering as follows: (a) approximately $21.9 million to finance the Georgia Acquisition, (b) approximately $15.1 million to repay amounts under the indebtedness listed below, (c) approximately $5.0 million to repay amounts outstanding under the Salomon Facility, and (d) the balance of approximately $1.0 million for general working capital purposes. If the Georgia Acquisition is not consummated, or if less than all of the Georgia Properties are acquired, the Company will use any proceeds otherwise intended for the Georgia Acquisition to repay up to an additional $14.0 million of indebtedness outstanding under the Salomon Facility or to fund future property acquisitions and for general working capital purposes. The Company does not currently have agreements to acquire additional properties, and there can be no assurance that the Company will be able to locate and acquire sufficient additional properties meeting the Company's acquisition criteria to utilize any such undesignated net proceeds. The Salomon Facility bears interest at a rate equal to one month LIBOR plus 175 basis points, which rate was 7.41% at September 30, 1997, and is due in March 1999. The Company has an option to extend the Salomon Facility for an additional year. Of the $19.0 million outstanding under the Salomon Facility as of November 1, 1997, approximately $13.0 million was used to finance the UPI Acquisition, and the balance of approximately $6.0 million was used for general corporate and working capital purposes.

     The following table sets forth a description of the significant terms of the indebtedness to be repaid by the Company from the proceeds of this Offering (dollars in thousands):

                                                        PRINCIPAL
                                                      BALANCE AS OF                ESTIMATED     OFFERING
PROPERTY AND                                          SEPTEMBER 30,    INTEREST    PREPAYMENT    PROCEEDS
LOCATION                             INDEBTEDNESS         1997           RATE       PENALTY        USED      MATURITY DATE
---------------------------------   ---------------   -------------    --------    ----------    --------    --------------

Towne Square in Columbus, MS.....   Mortgage             $ 1,834          8.50%      $   --      $ 1,834           May 2004
Bainbridge Shopping Center in
  Bainbridge, GA.................   Mortgage               5,074         10.00%         150        5,224       October 2000
Musicland in Livonia, MI.........   Mortgage               1,569          9.63%          55        1,624       October 1999
Culpeper Shopping Center in
  Culpeper, VA...................   Mortgage               5,417          9.50%          --        5,417      November 2004
Golfland Shopping Center in
  Orange, CT.....................   Mortgage               1,000          9.00%          --        1,000          June 1998
14 Properties in various
  locations......................   Salomon                5,000(1)       7.41%          --        5,000         March 1999
                                    Facility
                                                      -------------                ----------    --------
    Total........................                        $19,894                     $  205      $20,099
                                                      -------------                ----------    --------
                                                      -------------                ----------    --------

------------------
(1) Of the $17 million outstanding under the Salomon Facility on such date, $5 million will be repaid from the net proceeds of this Offering.

     Pending such uses, the net proceeds may be invested in short-term income-producing investments such as investment grade commercial paper, government and government agency securities, money market funds that invest in government securities, certificates of deposit and interest-bearing bank accounts.

                                 CAPITALIZATION

CAPITAL STRUCTURE

     The following table sets forth the consolidated capitalization of the Company (i) as of September 30, 1997 and (ii) as adjusted to give effect to the issuance of the Series D Preferred Shares, the application of the net proceeds therefrom and the consummation of the Georgia Acquisition. See 'Use of Proceeds.'

                                                                                              AS OF SEPTEMBER 30,
                                                                                                     1997
                                                                                            -----------------------
                                                                                             ACTUAL     AS ADJUSTED
                                                                                            --------    -----------
                                                                                                (IN THOUSANDS)
DEBT:
  Mortgage Loan..........................................................................   $181,700     $ 181,700
  Credit Facilities......................................................................     18,000        12,000
  Mortgage Loans.........................................................................     50,724        57,265

                                                                                            --------    -----------
       Total debt........................................................................    250,424       250,965
                                                                                            --------    -----------

REDEEMABLE PREFERRED SHARES:
  Series C cumulative redeemable preferred shares of beneficial interest, 395,834 shares
     authorized, 267,300 shares issued and outstanding...................................      2,673         2,673
                                                                                            --------    -----------

BENEFICIARIES' EQUITY:
  Series A-1 increasing rate cumulative convertible preferred shares of beneficial
     interest, 11,155 shares authorized, 11,155 shares issued and outstanding............          1             1
  Series B cumulative convertible preferred shares of beneficial interest, 2,470,000
     shares authorized, 1,183,331 shares issued and outstanding..........................         12            12
  Series D cumulative redeemable preferred shares of beneficial interest, 2,070,000 shares authorized, none issued and outstanding (1,800,000 shares issued and
     outstanding, as adjusted)...........................................................         --            18
  Common shares of beneficial interest, $0.01 par value per share; 10,343,388 shares
     issued and outstanding (10,427,588 shares issued and outstanding, as adjusted)......        103           104
  Capital in excess of par value.........................................................    216,777       261,303
  Cumulative net income available for common shareholders................................     32,458        32,253
  Cumulative distributions on common shares of beneficial interest.......................    (91,772)      (91,772)
                                                                                            --------    -----------
                                                                                             157,579       201,919

  Unearned compensation on restricted shares of beneficial interest......................       (187)         (187)
                                                                                            --------    -----------
       Total beneficiaries' equity.......................................................    157,392       201,732
                                                                                            --------    -----------
       Total capitalization..............................................................   $410,489     $ 455,370
                                                                                            --------    -----------
                                                                                            --------    -----------

SUMMARY OF INDEBTEDNESS

     The following is a summary, as of September 30, 1997, of the significant terms of the indebtedness of the Company which will remain outstanding after this Offering, the application of the proceeds therefrom and the consummation of the Georgia Acquisition. The amounts reflected below are in thousands, other than the interest rates.

                                                 PROPERTY AND       PRINCIPAL BALANCE     INTEREST
INDEBTEDNESS                                       LOCATION         SEPTEMBER 30, 1997      RATE      MATURITY DATE
------------------------------------------   --------------------   ------------------    --------    --------------
Mortgage Loan.............................   27 Properties in            $181,700            7.96%         June 2003
                                             various locations

Salomon Facility..........................   14 Properties in              12,000            7.41%(1)     March 1999
                                             various locations
Mortgage..................................   Marumsco-Jefferson            15,857            9.38%         July 2004
                                             Plaza in Woodbridge,
                                             VA
Mortgage..................................   The Village at                10,582            9.22%       August 2006
                                             Mableton in Atlanta,
                                             GA
Mortgage..................................   Park Plaza in                  3,346            8.25%    September 2001
                                             Douglasville, GA
Mortgage..................................   Holcomb Bridge                 6,507            8.20%     November 2000
                                             Crossing in Roswell,
                                             GA
Mortgage..................................   Builder's Square in            2,882            8.50%      October 2006
                                             Flint, MI
Mortgage..................................   East Main Centre in            2,857            7.88%      January 2003
                                             Spartanburg, SC
Mortgage..................................   Park Centre in                 4,526            7.63%        April 2003
                                             Columbia, SC
Mortgage..................................   Campus Village in              2,693            8.00%     December 2002
                                             College Park, MD
Mortgage..................................   Coral Hills in Coral           6,535           10.50%       August 1999
                                             Hills, MD
Mortgage..................................   Cary Plaza in Cary,            1,480            7.88%     February 2009
                                             NC
                                                                    ------------------
Total.....................................                               $250,965
                                                                    ------------------
                                                                    ------------------

------------------
(1) The Salomon Facility bears interest at a rate equal to one month LIBOR plus 175 basis points, which interest rate was 7.41% at September 30, 1997.

                      SELECTED CONSOLIDATED FINANCIAL DATA
         (IN THOUSANDS, EXCEPT RATIO, PROPERTY DATA AND PER SHARE DATA)

     The following sets forth selected financial, operating and other data on an historical basis for the Company. Also set forth below are selected pro forma financial, operating and other data for the Company at and for the nine months ended September 30, 1997 and the year ended December 31, 1996. The pro forma balance sheet data as of September 30, 1997 has been prepared as if this Offering, the application of the proceeds therefrom and the consummation of the Georgia Acquisition had occurred on September 30, 1997. The pro forma operating and other data for the nine months ended September 30, 1997 have been prepared as if this Offering, the application of the proceeds therefrom and the consummation of the UPI Acquisition and the Georgia Acquisition had occurred on January 1, 1997. The pro forma operating and other data for the year ended December 31, 1996 have been prepared as if the foregoing transactions had occurred on January 1, 1996. The pro forma financial and operating data are not necessarily indicative of what the actual financial position or results of operations of the Company would have been as of the date or for the periods indicated, nor do they purport to represent the results of operations or financial position for future periods. This data should be read in conjunction with the 'Management's Discussion and Analysis of Financial Condition and Results of Operations' included elsewhere in this Prospectus Supplement. The five-year selected historical data is incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

                                        NINE MONTHS ENDED SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                      -----------------------------------    ---------------------------------------------
                                                         HISTORICAL                                  HISTORICAL
                                      PRO FORMA     ---------------------    PRO FORMA    --------------------------------
                                        1997          1997         1996        1996         1996        1995        1994
                                      ---------     --------     --------    ---------    --------    --------    --------
OPERATING DATA:
  Revenue:
    Minimum rent...................   $ 39,957      $ 35,185     $ 31,270     $53,516     $ 41,665    $ 40,259    $ 33,166
    Percentage rent................        835           831          726       1,208        1,042       1,044       1,000
    Expense reimbursements.........      8,881         8,253        8,852      13,184       11,732      10,988       9,455
    Interest income................        180           180          523         624          624         902         985
    Other income...................         94            94           83         192          117         277         434
                                      ---------     --------     --------    ---------    --------    --------    --------
    Total Revenue..................     49,947        44,543       41,454      68,724       55,180      53,470      45,040
Expenses:
    General and administrative,
      interest and property
      operating costs..............     28,501        27,213       26,786      40,754       35,514      32,690      26,107
    Depreciation and
      amortization.................     10,243         9,247        8,434      14,327       11,194      10,903       9,066
                                      ---------     --------     --------    ---------    --------    --------    --------
Income before extraordinary charges
  and preferred distributions......     11,203         8,083        6,234      13,643        8,472       9,877       9,867
Extraordinary charge from early
  extinguishment of debt...........      --            --          11,052      11,052       11,052       --          --
                                      ---------     --------     --------    ---------    --------    --------    --------
Net income (loss)..................   $ 11,203      $  8,083     $ (4,818)    $ 2,591     $ (2,580)   $  9,877    $  9,867
                                      ---------     --------     --------    ---------    --------    --------    --------
                                      ---------     --------     --------    ---------    --------    --------    --------
Income before extraordinary items
  per share........................   $   0.49      $   0.55     $   0.55     $  0.53     $   0.75    $   0.91    $   0.96
Distributions per share............   $   1.44      $   1.44     $   1.44     $  1.92     $   1.92    $   1.92    $   1.90
OTHER DATA:
Funds from operations (1)..........   $ 14,697      $ 14,460     $ 13,586     $18,619     $ 18,313    $ 19,278    $ 17,918
Preferred share distributions......   $  6,113      $  2,379     $    521     $ 8,141     $    695    $    485    $      0
Ratio of earnings to fixed charges
  (2)..............................       1.22          1.31         1.40        1.18         1.41        1.50        1.72
Ratio of funds from operations to
  fixed charges (3)................       1.67          1.82         1.95        1.64         1.97        2.05        2.37
Total properties (at end of

  period)..........................         59            54           38          59           38          38          33
Total gross leasable area in sq.
  ft. (at end of period, in
  thousands).......................      7,600         7,000        5,700       7,600        5,700       5,700       5,000
BALANCE SHEET DATA (AT END OF
  PERIOD):
Real estate, before accumulated
  depreciation.....................   $487,008      $443,008                              $370,491    $368,073    $318,870
Total assets.......................    465,689       420,808                               359,157     372,983     331,779
Total secured debt.................    250,965       250,424                               212,590     204,247     160,771
Series C Preferred Shares..........      2,673         2,673                                 --          --          --
Beneficiaries' equity (4)..........    201,732       157,392                               137,013     159,882     162,204

                                                        (Footnotes on next page)

------------------
(Footnotes from previous page)

(1) Funds From Operations has been calculated in accordance with the definition of 'funds from operations' clarified by NAREIT generally as net income, computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization (in each case only on real estate related assets) and after adjustments for unconsolidated partnerships and joint ventures, less preferred share distributions. Funds from operations should not be considered as a substitute for net income as an indication of the Company's performance or as a substitute for cash flows as a measure of its liquidity.

(2) For purposes of these computations, earnings consist of income before extraordinary charges, if any, plus preferred share distributions, interest expense and amortization of debt expense. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense and preferred share distributions. See 'Ratios of Earnings to Fixed Charges' in the accompanying Prospectus for the Company's historical ratios of earnings to fixed charges.

(3) For purposes of these computations, funds from operations include interest and preferred share distributions and excludes amortization of debt expense.

(4) See 'Capitalization' for a description of beneficiaries' equity.

                         KRANZCO REALTY TRUST PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION


     The accompanying financial statements present the unaudited pro forma combined condensed Balance Sheet of the Company as of September 30, 1997 and the unaudited pro forma combined condensed Statements of Operations of the Company for the nine months ended September 30, 1997 and for the year ended December 31, 1996, in each case after giving effect to this Offering, the application of the proceeds therefrom and the consummation of the UPI Acquisition and the Georgia Acquisition.

     The unaudited pro forma combined condensed Balance Sheet as of September 30, 1997 is presented as if this Offering, the application of the proceeds therefrom and the consummation of the Georgia Acquisition had occurred on September 30, 1997. The unaudited pro forma combined condensed Statements of Operations for the nine months ended September 30, 1997 and for the year ended December 31, 1996 are presented as if this Offering, the application of the proceeds therefrom and the consummation of the UPI Acquisition and the Georgia Acquisition had occurred on January 1, 1996 and carried forward through September 30, 1997.

     Preparation of the pro forma financial information was based on assumptions deemed appropriate by the management of the Company. The assumptions give effect to this Offering, the application of the proceeds therefrom and the consummation of the UPI Acquisition and the Georgia Acquisition in accordance with generally accepted accounting principles, the entity qualifying as a REIT, distributing all of its taxable income and, therefore, incurring no federal income tax expense during the periods presented. The pro forma financial information is unaudited and is not necessarily indicative of the results which actually would have occurred if the transactions had been consummated at the beginning of the periods presented, nor does it purport to represent the future financial position and results of operations for future periods. The pro forma information should be read in conjunction with the historical financial statements of the Company incorporated by reference into this Prospectus Supplement.

                              KRANZCO REALTY TRUST
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                                     ISSUANCE OF
                                                                      SERIES D
                                                       COMPANY        PREFERRED        GEORGIA          PAYOFF OF      PRO FORMA
                                                     (HISTORICAL)      SHARES        ACQUISITION      EXISTING DEBT      TOTAL
                                                     ------------    -----------    --------------    -------------    ---------
                                                                            (DOLLAR AMOUNTS IN THOUSANDS)
ASSETS:
Shopping centers properties, at cost, net.........     $399,185        $--             $ 43,860(B)      $ --           $443,045
Cash and marketable securities....................        3,466         42,945(A)       (21,825)(B)       (20,099)(C)     4,487
Restricted cash...................................          743         --              --                --                743

Rents and other receivables, net..................        9,025         --              --                --              9,025
Prepaid expenses..................................        2,843         --              --                --              2,843
Deferred financing costs, net.....................        2,156         --              --                --              2,156
Other deferred costs, net.........................        2,158         --              --                --              2,158
Other assets......................................        1,232         --              --                --              1,232
                                                     ------------    -----------        -------       -------------    ---------
Total assets......................................     $420,808        $42,945         $ 22,035         $ (20,099)     $465,689
                                                     ------------    -----------        -------       -------------    ---------
                                                     ------------    -----------        -------       -------------    ---------
LIABILITIES:
Mortgages and notes payable.......................     $250,424        $--             $ 20,435(B)      ($ 19,894)(C)  $250,965
Tenant security deposits..........................        1,263         --              --                --              1,263
Accounts payable and accrued expenses.............        2,057         --              --                --              2,057
Other liabilities.................................        1,256         --              --                --              1,256
Distributions payable.............................        5,743         --              --                --              5,743
                                                     ------------    -----------        -------       -------------    ---------
Total liabilities.................................      260,743         --               20,435           (19,894)      261,284
SERIES C PREFERRED SHARES.........................        2,673         --              --                --              2,673
BENEFICIARIES' EQUITY:
Common shares and preferred shares................          116             18(A)             1(B)        --                135
Capital in excess of par value....................      216,777         42,927(A)         1,599(B)        --            261,303
Cumulative net income available for common
  shares..........................................       32,458         --              --                   (205)(C)    32,253
Cumulative distributions on common shares.........      (91,772)        --              --                --            (91,772)
                                                     ------------    -----------        -------       -------------    ---------
                                                        157,579         42,945            1,600              (205)      201,919
Unearned compensation on restricted common
  shares..........................................         (187)        --              --                --               (187)
                                                     ------------    -----------        -------       -------------    ---------
Total beneficiaries' equity.......................      157,392         42,945            1,600              (205)      201,732
                                                     ------------    -----------        -------       -------------    ---------
Total liabilities, Series C Preferred Shares and
  beneficiaries' equity...........................     $420,808        $42,945         $ 22,035         $ (20,099)     $465,689
                                                     ------------    -----------        -------       -------------    ---------
                                                     ------------    -----------        -------       -------------    ---------

------------------

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO PRO FORMA
           COMBINED CONDENSED BALANCE SHEET FOR KRANZCO REALTY TRUST
                            AS OF SEPTEMBER 30, 1997

(A) To reflect the issuance of 1,800,000 shares of Series D Preferred Shares:

                                                                                  (DOLLAR AMOUNTS IN THOUSANDS)
Gross Proceeds.................................................................              $45,000
Less: Cost of issuance.........................................................                2,055
                                                                                             -------
Net Proceeds...................................................................              $42,945
                                                                                             -------

                                                                                             -------

(B) Adjustment to reflect acquisition of the Georgia Properties:

Purchase Price.................................................................              $43,000
Plus: Acquisition costs........................................................                  860
                                                                                             -------
                                                                                             $43,860
                                                                                             -------
                                                                                             -------
Acquisition paid for by:
Assumption of debt.............................................................              $20,435
Issuance of Common Shares......................................................                1,600
Cash...........................................................................               21,825
                                                                                             -------
                                                                                             $43,860
                                                                                             -------
                                                                                             -------

(C) Payoff of existing debt:

Net proceeds from the Offering after consummation of the Georgia
Acquisition:

Net proceeds...................................................................              $42,945
Cash used for the Georgia Acquisition..........................................              (21,825)
                                                                                             -------
Proceeds available to extinguish existing debt.................................               21,120
Prepayment penalties...........................................................                 (205)
Debt paid off..................................................................              (19,894)
                                                                                             -------
Cash available for future property acquisitions and for general working capital
purposes.......................................................................              $ 1,021
                                                                                             -------
                                                                                             -------

                              KRANZCO REALTY TRUST
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                                              ISSUANCE OF     GEORGIA
                                                     UPI                       SERIES D     ACQUISITION    PAYOFF OF
                                  COMPANY        ACQUISITION                   PREFERRED       (PRO        EXISTING       COMPANY
                                (HISTORICAL)    (1/1-2/27/97)      TOTAL        SHARES       FORMA)(A)       DEBT       (PRO FORMA)
                                ------------    -------------   -----------   -----------   -----------    ---------    -----------
                                                 (DOLLAR AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
REVENUE:
  Minimum Rent................  $     35,185     $     1,194    $    36,379     $    --       $ 3,578      $  --        $   39,957
  Percentage rent.............           831               4            835          --            --         --               835
  Expense reimbursements......         8,253             152          8,405          --           476         --             8,881
  Other income................            94              --             94          --            --         --                94
  Interest Income.............           180              --            180          --            --         --               180
                                ------------    -------------   -----------   -----------   -----------    ---------    -----------
  Total revenue...............        44,543           1,350         45,893          --         4,054         --            49,947
                                ------------    -------------   -----------   -----------   -----------    ---------    -----------
EXPENSES:
  Interest....................        14,070             498         14,568          --         1,324(B)     (1,397)(C)      14,495
  Depreciation and
    amortization..............         9,247             228          9,475          --           768(D)      --             10,243
  Real estate taxes...........         4,891              83          4,974          --           315         --              5,289
  Operations and
    maintenance...............         6,062              96          6,158          --           369         --              6,527
  General and
    administrative............         2,190              --          2,190          --            --         --              2,190
                                ------------    -------------   -----------   -----------   -----------    ---------    -----------
  Total expenses..............        36,460             905         37,365          --         2,776        (1,397)         38,744
                                ------------    -------------   -----------   -----------   -----------    ---------    -----------
NET INCOME....................         8,083             445          8,528          --         1,278         1,397          11,203
Distributions On Preferred
  Shares......................         2,379             528          2,907       3,206(E)         --         --              6,113
                                ------------    -------------   -----------   -----------   -----------    ---------    -----------
NET INCOME (LOSS) ATTRIBUTABLE
  TO COMMON SHAREHOLDERS......  $      5,704     $       (83)   $     5,621     $(3,206)      $ 1,278      $  1,397     $    5,090
                                ------------    -------------   -----------   -----------   -----------    ---------    -----------
                                ------------    -------------   -----------   -----------   -----------    ---------    -----------
INCOME PER COMMON SHARE.......  $       0.55                    $      0.54                                             $     0.49
                                ------------                    -----------                                             -----------
                                ------------                    -----------                                             -----------
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OF BENEFICIAL
  INTEREST....................    10,337,000                     10,337,000                                             10,421,000

The accompanying notes and management's assumptions are an integral part of this statement.

                              KRANZCO REALTY TRUST
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                                              ISSUANCE OF     GEORGIA
                                                     UPI                       SERIES D     ACQUISITION    PAYOFF OF
                                  COMPANY        ACQUISITION                   PREFERRED       (PRO        EXISTING       COMPANY
                                (HISTORICAL)      PRO FORMA        TOTAL        SHARES       FORMA)(A)       DEBT       (PRO FORMA)
                                ------------    -------------   -----------   -----------   -----------    ---------    -----------
                                                   (DOLLAR AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
REVENUE:
  Minimum Rent................  $     41,665     $     7,183    $    48,848     $--           $ 4,668      $  --        $   53,516
  Percentage rent.............         1,042             166          1,208      --            --             --             1,208
  Expense reimbursements......        11,732             760         12,492      --               692         --            13,184
  Other income................           117              75            192      --            --             --               192
  Interest Income.............           624         --                 624      --            --             --               624
                                ------------    -------------   -----------   -----------   -----------    ---------    -----------
  Total revenue...............        55,180           8,184         63,364      --             5,360         --            68,724
                                ------------    -------------   -----------   -----------   -----------    ---------    -----------
EXPENSES:
  Interest....................        17,069           2,579         19,648      --             1,765(B)     (1,862)(C)     19,551
  Depreciation and
    amortization..............        11,194           2,110(F)      13,304      --             1,023(D)      --            14,327
  Provision to reduce property
    to net realizable value...            --             400            400      --               --          --               400
  Real estate taxes...........         6,073             494          6,567      --               394         --             6,961
  Operations and
    maintenance...............         9,473             575         10,048      --               482         --            10,530
  General and
    administrative............         2,836             476(F)       3,312      --               --          --             3,312
                                ------------    -------------   -----------   -----------   -----------    ---------    -----------
  Total expenses..............        46,645           6,634         53,279      --             3,664        (1,862)        55,081
                                ------------    -------------   -----------   -----------   -----------    ---------    -----------
NET INCOME....................         8,535           1,550         10,085      --             1,696         1,862         13,643
Distributions on Preferred
  Shares......................           695           3,171          3,866       4,275(E)        --          --             8,141
                                ------------    -------------   -----------   -----------   -----------    ---------    -----------
NET INCOME (LOSS) ATTRIBUTABLE
  TO COMMON SHAREHOLDERS......  $      7,840     $    (1,621)   $     6,219     $(4,275)      $ 1,696      $  1,862     $    5,502
                                ------------    -------------   -----------   -----------   -----------    ---------    -----------
                                ------------    -------------   -----------   -----------   -----------    ---------    -----------
INCOME PER COMMON SHARE.......  $       0.76                    $      0.60                                             $     0.53
                                ------------                    -----------                                             -----------
                                ------------                    -----------                                             -----------

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OF BENEFICIAL
  INTEREST....................    10,333,000                     10,333,000                                             10,417,000

------------------------
FOOTNOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

The extraordinary loss of $11,052 on refinancing recorded in the second quarter of 1996 and the loss of $63 on the sale of real estate recorded in the first quarter of 1996 by the Company have been excluded from the pro forma presentation of the Statement of Operations.

                                                                                         SEPTEMBER 30,    DECEMBER 31,
                                                                                             1997             1996
                                                                                         -------------    ------------
                                                                                            (DOLLAR AMOUNTS IN THE
                                                                                          THOUSANDS, EXCEPT SHARE AND
                                                                                                PER SHARE DATA)
(A) To record the operations of the Georgia Properties.
(B) To reflect the interest expense on the three mortgages assumed in the
      Georgia Acquisition as follows:
    Debt assumed......................................................................    $    20,435      $   20,435
    Interest expense..................................................................    $     1,324      $    1,765
(C) To record the repayment of debt outstanding and the related reduction of interest expense as follows:
    Principal amount of debt repayment................................................    $    19,894      $   19,894
    Interest expense reduction on debt repayment......................................    $     1,397      $    1,862
(D) To reflect depreciation expense over a 30 year life as a result of the
      Georgia Acquisition as follows:
    Depreciable basis of property.....................................................    $    30,702      $   30,702
    Depreciation expense..............................................................    $       768      $    1,023
(E) To record the distributions on the issuance of Series D Preferred Shares:
    Shares issued.....................................................................      1,800,000       1,800,000
    Face amount per share.............................................................    $     25.00      $    25.00
    Gross proceeds....................................................................    $    45,000      $   45,000
    Distribution rate.................................................................           9.50%           9.50%
    Distributions.....................................................................    $     3,206      $    4,275
                                                                                         -------------    ------------
                                                                                         -------------    ------------
(F) The depreciation and amortization and general and administrative amounts include pro forma adjustments as a result of the UPI Acquisition.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For the Quarter ended September 30, 1997

LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 1997 the Company had $3,466,000 of cash on hand. In addition to its cash reserve, unused capacity under credit facilities totaled $10,000,000 at September 30, 1997.

     In February 1997, the Company acquired, in a merger, UPI for approximately $65 million. UPI owned 16 properties located in 11 states that have a total of approximately 1.3 million square feet of GLA. The Company funded this purchase through the assumption of approximately $30.2 million of debt, the issuance of approximately $29.6 million of Series B Preferred Shares and approximately $3.6 million of Series C Preferred Shares and the payment of approximately $1.6 million of cash. The Series B Preferred Shares and the Series C Preferred Shares have distribution rates of 9.75% and 8.0%, respectively. The Series C Redeemable Preferred Shares are required to be redeemed in eight equal quarterly installments commencing in April 1997. The UPI Acquisition resulted in a 22% increase in the Company's GLA and enabled the Company to expand into nine additional states and diversify its geographic presence and tenant base.

     As of September 30, 1997 the Company had total mortgages and notes payable of $250,424,000 of which $219,624,000 bears interest at fixed rates ranging from 7.50% to 10.5%. As of September 30, 1997, the Company is required to make principal payments of $1,283,000 in 1997, $1,290,000 in 1998, $26,352,000 in
1999, $6,488,000 in 2000, $1,510,000 in 2001 and $3,903,000 in 2002.

     In June 1996, the Company successfully completed the refinancing of substantially all of its variable rate debt and a portion of its fixed rate debt. The Company entered into a seven year, secured, fixed rate real estate mortgage loan in the principal amount of $181,700,000 at a weighted average interest rate of 7.96%, which is inclusive of trustee and servicer fees. The entire principal balance of the Mortgage Loan is due in June 2003.

     As a condition of the Mortgage Loan, the Company was required to establish a Sinking Fund Account and a Capital and TI Reserve Account. On a monthly basis, $11,000 is deposited into a Sinking Fund Account maintained with the Collateral Agent until the aggregate amount in the account equals or exceeds $786,000. All funds in the Sinking Fund Account are to be returned to the Company on the earlier of the repayment in full of the Mortgage Loan and the date of release or substitution of a property for the mortgaged property located in Orange, CT. The balance in the Sinking Fund Account was $169,000 as of September 30, 1997. On a monthly basis, an amount equal to 1/12th of $0.25 per square foot of the GLA of the mortgaged properties is deposited into the Capital and TI Reserve Account. All funds in the Capital and TI Reserve Account may be used on a current basis to fund capital improvements, repairs, alterations, tenant improvements and leasing commissions at the mortgaged properties. The balance in the Capital and TI Reserve Account was $185,000 as of September 30, 1997.


     As of September 30, 1997, the Company had eight fixed rate mortgages outstanding totalling $37,924,000. These mortgages have maturity dates ranging from 1999 through 2009 and interest rates ranging from 7.5% to 10.5%. The Company is required to make principal payments of $212,000 in 1997, $896,000 in 1998, $8,942,000 in 1999, $6,061,000 in 2000, $1,065,000 in 2001, and $3,437,000
in 2002.

     In addition, the Company had three floating rate mortgages outstanding as of September 30, 1997 totalling $12,800,000. These mortgages have maturity dates ranging from 2003 through 2004 and have interest rates ranging from 7.5% to 9.0% at September 30, 1997. The Company is required to make principal payments of $71,000 in 1997, $394,000 in 1998, $410,000 in 1999, $427,000 in 2000, $445,000
in 2001, and $466,000 in 2002.

     In February 1997, the Company obtained a secured first mortgage loan facility of up to $50 million from Salomon Brothers Realty Corp. Amounts borrowed under the line bear interest at the one-month LIBOR plus 175 basis points, which was 7.41% at September 30, 1997. As of September 30, 1997, there was $17,000,000 outstanding under this facility with $7,000,000 available for future borrowings. The facility is secured by 14 properties and is due in March 1999. The Company has an option to extend the facility for an additional year.

The proceeds of the Salomon Facility will be used by the Company for funding property acquisitions, general corporate purposes and capital needs. As a condition of the Salomon Facility, the Company was required to establish a Repair Reserve Account for immediate and ongoing capital expenditure reserves and replacement reserves. The balance in the Repair Reserve Account was $389,000 as of September 30, 1997.

     In November 1996, the Company obtained a $3.0 million secured line of credit from Bank Leumi Trust Company of New York. Amounts borrowed under the line bear interest at 50 basis points above that bank's reference rate, which was 8.5% as of September 30, 1997. The outstanding borrowings under this facility totalled $1,000,000 as of September 30, 1997. The term of the line has been renewed through June 30, 1998.

     In 1995 the Company obtained a $1.0 million unsecured line of credit from CoreStates Bank, N.A. Amounts borrowed under the line will bear interest at the bank's prime rate, which was 8.50% at September 30, 1997. There were no borrowings outstanding under this facility as of September 30, 1997. The facility expires on December 31, 1997 and the Company is involved in discussions with the lender to extend the terms of the line.

     Effective January 1, 1996, NAREIT revised the definition of funds from operations to income before depreciation and amortization of real estate assets and significant non-recurring events, less gains on sale of real estate. Funds from operations does not represent cash flows from operations as defined by generally accepted accounting principles and is not necessarily indicative as a measure of liquidity of the Company. Also, funds from operations should not be construed as an alternative to net income as defined by generally accepted accounting principles as an indicator of the Company's operating performance. Funds from operations for common shareholders increased $376,000 or 8% from $4,516,000 for the third quarter of 1996 to $4,892,000 for the third quarter of 1997, and increased $874,000 or 6% from $13,586,000 for the first nine months of 1996 to $14,460,000 for the first nine months of 1997.

     The Company has several tenants which are operating under Chapter 11 of the United States Bankruptcy Code. Among these tenants are Bradlees (three stores representing approximately $2.2 million or 3.7% of the Company's annualized revenues) and Caldor (three stores representing approximately $2.5 million or 4.2% of the Company's annualized revenues). To date, Bradlees and Caldor continue to pay current rent and operate their stores located in the Company's centers and have not taken any action to reject these leases. Effective November 1, 1996, the Company entered into an agreement to reduce common area maintenance and real estate tax reimbursements at one of the Caldor locations for a five year period. Rickels disaffirmed the lease for the store located at the Hillcrest Mall in Phillipsburg, NJ on November 30, 1996. The rental for this store amounted to approximately $300,000 per year including reimbursements for operating expenses. Rickels has affirmed the lease for The Mall at Cross County. The rental for this store amounts to approximately $1.1 million per year including reimbursements for operating expenses. Effective February 29, 1996, Jamesway disaffirmed its leases at the two locations in which they had operated. The Jamesway stores were approximately 60,000 and 76,000 square feet, respectively, and the average rent paid by Jamesway for these locations was approximately $2.60 per square foot, which represented less than 1% of revenues in 1996. The Company has leased both of the locations to Ames department store. One of the leases commenced in April of 1997 and the projected commencement date of the other lease is April, 1998. Other tenants in the Company's portfolio that continue to pay current rent and operate their stores under Chapter 11 are individually and in the aggregate less than 1% of annual revenues. The Company believes that it is adequately reserved for these tenants.

     Best Products, a tenant in bankruptcy at one of the Company's centers, discontinued operations of all of its stores and closed the store in the Company's portfolio in February 1997. In May 1997, the Company purchased the lease from Best Products for approximately $650,000. The Company has several prospective tenants for this space and expects the space to be leased before the end of the fourth quarter of 1997.

     On July 31, 1997, the Company filed a Registration Statement on Form S-3 with the Securities and Exchange Commission to offer $100,000,000 of debt securities, preferred shares, common shares, warrants and rights, separately or together, in separate series, in amounts, at prices and on terms to be set forth at a later date. The Company intends to use the net proceeds from the sale of the offered securities for general corporate purposes, which may include the acquisition of shopping centers, the expansion and improvement of existing properties, the repayment of certain indebtedness and working capital.

     During the nine months ended September 30, 1997, the Company invested approximately $4,848,000 in the expansion and improvement of existing shopping center properties, exclusive of the acquisition of the sixteen properties acquired from UPI. The Company expects to meet its short-term liquidity requirements through net cash flow provided from operations, existing cash, long-term or short-term borrowings and the Capital and TI Reserve account. The Capital and TI Reserve account may be utilized by the Company for the funding of costs related to capital improvements, repairs, alterations, tenant improvements and leasing commissions in the centers secured by the Mortgage Loan. To meet its long-term liquidity requirements, such as refinancing its balloon mortgages, financing acquisitions and major capital improvements, the Company intends to either utilize long-term borrowings, issue debt securities and/or offer additional equity securities.

     Management believes it has adequate access to capital to continue to meet its short-term and long-term requirements and objectives.

RESULTS OF OPERATIONS

     Net income (loss) for common shareholders decreased $59,000, or 3%, from $1,877,000 or $0.18 per common share in the third quarter of 1996 to $1,818,000 or $0.18 per common share in the third quarter of 1997. Net income (loss) for common shareholders increased $11,043,000 from ($5,339,000), or ($0.52) per common share, for the first nine months of 1996 to $5,704,000, or $0.55 per common share, for the corresponding period in 1997. Excluding the extraordinary loss on refinancing, the net income for common shareholders decreased $9,000 or less than 1% from $5,713,000, or $0.55 per common share, for the first nine months of 1996 to $5,704,000, or $0.55 per common share, for the corresponding period in 1997. This was due to a combination of factors as described in further detail below. The Company also recognized a loss of $63,000 on the sale of real estate in the first quarter of 1996 in connection with the sale of a 3.4 acre parcel of land located in Philadelphia, Pennsylvania.

     Minimum rent increased $1,840,000, or 18%, from $10,302,000 in the third quarter of 1996 to $12,142,000 in the third quarter of 1997 and increased $3,915,000 or 13% from $31,270,000 for the first nine months of 1996 to $35,185,000 for the corresponding period in 1997. The increase was primarily due to the additional rents from the sixteen centers acquired in February 1997 of approximately $4,227,000, which was offset by a net decrease in the minimum rents of approximately $312,000 from the other thirty-eight shopping centers. The decrease was due to the lower occupancy rate at those centers.

     Expense reimbursements increased $169,000, or 6%, from $2,629,000 in the third quarter of 1996 to $2,798,000 in the third quarter of 1997 and decreased $599,000 or 7% from $8,852,000 for the first nine months of 1996 to $8,253,000 for the corresponding period in 1997. The decrease was primarily due to the common area maintenance expenses which were significantly lower in 1997 due to the severe winter weather in the Northeast portion of the United States in 1996.

     Interest income decreased $18,000, or 22%, from $82,000 in the third quarter of 1996 to $64,000 in the third quarter of 1997 and decreased $343,000 from $523,000 for the first nine months of 1996 to $180,000 for the corresponding period in 1997. The decrease was primarily due to the sale of the Series A-2 Commercial Mortgage Modified Pass-Through Interest Only Certificates (the 'Series A-2 Certificates'). The Series A-2 Certificates provided for payment of interest only at 65 basis points calculated on a notional amount of

$100,000,000. The Series A-2 Certificates were sold in connection with the debt refinancing in June 1996.

     Interest expense increased $574,000, or 14%, from $4,242,000 in the third quarter of 1996 to $4,816,000 in the third quarter of 1997 and $1,317,000 or 10% from $12,753,000 for the first nine months of 1996 to $14,070,000 for the corresponding period in 1997. The increase is primarily due to the interest expense incurred in connection with the additional sixteen centers acquired in February 1997 of approximately $1,628,000. In addition, interest expense was reduced by capitalized interest on projects under construction and land under development in the amount of $63,000 and $300,000 for the third quarter of 1996 and 1997, respectively, and $185,000 and $632,000 for the first nine months of 1996 and 1997, respectively.

     Depreciation and amortization increased $537,000, or 20%, from $2,720,000 in the third quarter of 1996 to $3,257,000 in the third quarter of 1997 and increased $813,000 or 10% from $8,434,000 for the first nine months of 1996 to $9,247,000 for the corresponding period in 1997.

     Depreciation expense on buildings and improvements increased approximately $832,000 in the first nine months of 1997 versus the first nine months of 1996 due to the sixteen additional centers acquired in February 1997 as well as two full quarters of depreciation taken on improvements made prior to 1997. This increase is offset by a decrease in amortization of deferred financing costs of approximately $133,000 in the first nine months of 1997 versus 1996. This decrease was due to the change in deferred financing fees associated with the Company's debt refinancing in June 1996.

     Real estate taxes increased $113,000, or 7%, from $1,555,000 in the third quarter of 1996 to $1,668,000 in the third quarter of 1997, and increased $377,000 or 8% from $4,514,000 for the first nine months of 1996 to $4,891,000 for the corresponding period in 1997. The increase was primarily due to the increase in expense from the additional sixteen centers acquired in 1997, as well as the effect of a real estate tax refund of approximately $40,000 recorded in the first quarter of 1996. The increase was offset by the capitalization of real estate taxes on projects under construction and land under development in the amount of $29,000 and $55,000 for the third quarter of 1996 and 1997, respectively, and $93,000 and $132,000 for the first nine months of 1996 and 1997, respectively.

     Operations and maintenance expenses increased $108,000, or 6%, from $1,915,000 in the third quarter of 1996 to $2,023,000 in the third quarter of 1997 and decreased $1,037,000 or 17% from $7,099,000 for the first nine months of 1996 to $6,062,000 for the corresponding period in 1997. The decrease was primarily due to the unusually high snow removal costs incurred as a result of the severe winter experienced in the first quarter of 1996 in the Northeast portion of the United States (approximately $1 million).

     General and administrative expenses decreased $66,000, or 8%, from $834,000 in the third quarter of 1996 to $768,000 in the third quarter of 1997 and decreased $167,000 or 8% from $2,357,000 for the first nine months of 1996 to $2,190,000 for the corresponding period in 1997. The decrease is primarily due to capitalization of certain direct labor costs in 1997 related to identifiable projects such as the merger of the Company with UPI and certain leasing projects.

INFLATION

     Most of the retail tenant leases at the shopping center properties contain provisions which will entitle the Company to receive percentage rents based on the tenants' gross sales. Such percentage rents minimize the risk to the Company of the adverse effects of inflation. Most of the leases at the shopping center properties require the tenants to pay a substantial share of operating expenses, such as real estate taxes, insurance and common area maintenance costs, and thereby reduce the Company's exposure to increased costs. In addition, many of the leases at the shopping center properties are for terms of less than ten years, which may enable the Company to seek increased rents upon renewal of existing leases.

                                   MANAGEMENT

     The trustees and executive officers of the Company are as follows:

NAME                                               AGE   POSITION
------------------------------------------------   ---   ------------------------------------------------
Norman M. Kranzdorf.............................   67    President, Chief Executive Officer and Trustee
Edmund Barrett..................................   64    Executive Vice President, Chief Operating
                                                           Officer and Trustee
Robert H. Dennis................................   51    Vice President, Chief Financial Officer,
                                                           Treasurer and Trustee
Bernard J. Korman...............................   66    Trustee
Dr. Peter D. Linneman...........................   46    Trustee
James B. Selonick...............................   72    Trustee
E. Donald Shapiro...............................   66    Trustee
Hermina G. Kranzdorf............................   62    Secretary and Director of Communications

     Norman M. Kranzdorf, 67, a co-founder of the Company, has been a trustee and the President and Chief Executive Officer of the Company since its organization in June 1992. Mr. Kranzdorf was the President of Kranzco Realty, Inc., a general commercial real estate management and brokerage company ('Kranzco Realty'), from 1979, when he founded the company, to 1992. He served as President of Amterre Development, Inc. ('Amterre') from 1972 to 1981. Amterre, the successor to Food Fair Properties, Inc., owned and operated over 50 shopping centers, as well as other single-tenant retail properties, on the Eastern seaboard. Mr. Kranzdorf was also an officer and director of Kranzco Management, Inc., a general commercial real estate manager and brokerage company and a wholly-owned subsidiary of Kranzco Realty, from 1980, when it was founded, to 1992. Mr. Kranzdorf is the husband of Hermina Kranzdorf. He is a member of the Board of Governors of NAREIT and a former trustee of the International Council of Shopping Centers. Mr. Kranzdorf is a member of the Board's Executive Committee and Executive Compensation Committee.

     Edmund Barrett, 64, has been a trustee of the Company since June 1995, the Chief Operating Officer of the Company since December 1994, and the Director of Leasing and Executive Vice President of the Company since 1992. Previously, he was the Assistant Director of Development of Kranzco Realty from 1987 to 1988 and a Vice President of Kranzco Realty from 1988 to 1992.

     Robert H. Dennis, 51, has been a trustee of the Company since June 1994 and the Chief Financial Officer and Treasurer of the Company since its organization in June 1992. Prior thereto he was the Chief Financial Officer and Assistant Secretary of Kranzco Realty from 1981 to 1992.

     Bernard J. Korman, 66, has been a trustee of the Company since May 1997. Mr. Korman is the Chairman of Graduate Health System, Inc., a non-profit organization, and NutraMax Products, Inc., a public company. Mr. Korman, a founder of American Medicorp in 1968, served as President and Chief Executive Officer of MEDIQ Incorporated from 1981 to 1995 and as a chairman of PCI Services, Inc. from 1995 to 1996. Mr. Korman currently is a director of The Pep Boys, Inc., Today's Man, Inc., New America High Income Fund, Inc., InnoServ Technologies, Inc., Kapson Senior Quarters Corp. and Omega Healthcare Investors, Inc. Mr. Korman is a member of the Board's Executive Compensation Committee and Audit Committee.

     Dr. Peter D. Linneman, 46, has been a trustee of the Company since November 1992. Dr. Linneman has been a Professor of Finance and Public Policy at the Wharton School of the University of Pennsylvania since 1979, the Albert Sussman Professor of Real Estate at the Wharton School since 1989 and a director of the Wharton Real Estate Center since 1986. In addition, he is an Urban Land Institute Research Fellow and a member of NAREIT. Dr. Linneman is also currently engaged as Managing Director of Amerimar Realty, a real estate investment firm, and serves as an advisor to other real estate investors. He is a trustee of Universal Health Realty Trust, Equity Office Properties Trust, and Gables Residential Properties Trust. Dr. Linneman is a member of the Board's Audit Committee.

     James B. Selonick, 72, has been a trustee of the Company since November 1992. Mr. Selonick has been a real estate consultant since 1987. Prior thereto and since 1970, Mr. Selonick served first as Vice President for Property Development and later as Senior Vice President of Federated Department Stores, Inc. From 1973 to 1987, Mr. Selonick was Chairman of Federated Stores Realty, a shopping center developer. Mr. Selonick also served as a trustee of the International Council of Shopping Centers (1972-1978 and 1980-1986; member of Executive Committee 1981-1985) and the Urban Land Institute (1983-1989). Mr. Selonick is a member of the Board's Audit Committee and Executive Compensation Committee.


     E. Donald Shapiro, 66, has been a trustee of the Company since June 1994. Mr. Shapiro has been The Joseph Solomon Distinguished Professor of Law at New York Law School since 1983, a Supernumerary Fellow of St. Cross College at Oxford University since 1985, a Voting Member of the Congregation of Oxford University since 1990 and a Visiting Distinguished Professor at Bar-Ilan University, Tel-Aviv, Israel, since 1986. Mr. Shapiro also serves as a director of each of the following entities: Loral Space and Communications; Bank Leumi Trust Co.; Vasomedical, Inc.; Vion, Inc.; Eyecare Products, PLC; Premier Laser Systems; United Industrial Corporation; and Telepad Corporation. Mr. Shapiro is a member of the Board's Audit Committee, Executive Committee and Executive Compensation Committee.

     Hermina G. Kranzdorf, 62, has been the Director of Communications and Secretary of the Company since 1992. From 1986 to 1992, she was the Director of Communications and Secretary of Kranzco Realty. Ms. Kranzdorf is the wife of Norman Kranzdorf. Ms. Kranzdorf is a member of the International Council of Shopping Centers and presently serves as a member of the Council's Community Services Committee.

                    DESCRIPTION OF SERIES D PREFERRED SHARES

     This description of the particular terms of the Series D Preferred Shares supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Preferred Shares set forth in the accompanying Prospectus, to which description reference is hereby made.

GENERAL

     The Company is authorized to issue Preferred Shares in one or more series, with such designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption in each case, if any, as are permitted by Maryland law and as the Board may determine by resolution. See 'Description of Preferred Shares' in the accompanying Prospectus. The Series D Preferred Shares is a series of the Company's Preferred Shares. As of November 1, 1997, there are outstanding 11,155 Series A-1 Preferred Shares; 274,606 Series B-1 Preferred Shares; 908,725 Series B-2 Preferred Shares; and 222,750 Series C Preferred Shares.

     On November 19, 1997, the Board adopted resolutions establishing the terms of a series of Preferred Shares consisting of up to 2,070,000 shares, designated 9 1/2% Series D Cumulative Redeemable Preferred Shares. The following summary of the terms and provisions of the Series D Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Declaration of Trust and the articles supplementary amending the Declaration of Trust (the 'Articles Supplementary') establishing the Series D Preferred Shares, each of which is available from the Company.

RANK


     The Series D Preferred Shares will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank (a) senior to all classes or series of Common Shares and all equity securities ranking junior to such Series D Preferred Shares; (b) on a parity (i) with the Series A-1 Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares and (ii) all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series D Preferred Shares (the 'Parity Preferred Shares'); and (c) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Series D Preferred Shares. The term 'equity securities' does not include convertible debt securities for this purpose.

DISTRIBUTIONS

     Holders of Series D Preferred Shares shall be entitled to receive, when, as and if authorized and declared by the Board, out of assets of the Company legally available for payment, cash distributions payable quarterly at the rate of 9 1/2% per annum of the $25 liquidation preference (equivalent to $2.375 per annum per share). Such distributions shall be cumulative from the date of original issue and shall be payable quarterly on the 20th of each January, April, July and October of each year or, if not a business day, the next succeeding business day (each a 'Distribution Payment Date'). The first distribution, which will be paid on January 20, 1998, will be for less than a full quarter. Such distribution and any distribution payable on the Series D Preferred Shares for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear on the stock transfer books of the Company at the close of business on the applicable record date, which shall be fixed by the Board and which shall be not more than 60 nor less than 10 days prior to such Distribution Payment Date (each a 'Distribution Record Date'). After full distributions on the Series D Preferred Shares have been paid or declared and funds set aside for payment for all past distribution periods and for the then current quarter, the holders of Series D Preferred Shares will not be entitled to any further distributions with respect to that quarter.

     When distributions are not paid in full upon the Series D Preferred Shares and any other series of Parity Preferred Shares, all distributions declared upon the Series D Preferred Shares and any other Parity Preferred Shares shall be declared pro rata so that the amount of distributions declared per share on such Series D Preferred Shares and such other Parity Preferred Shares shall in all cases bear to each other the same ratio that the accrued distributions per share on the Series D Preferred Shares and such other Parity Preferred Shares bear to each other. Except as set forth in the preceding sentence, unless full distributions on the Series D Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Common

Shares or other shares of equity securities of the Company ranking junior to the Series D Preferred Shares as to distributions and upon liquidation) shall be authorized or paid or set aside for payment on the Common Shares or on any other shares of equity securities of the Company ranking junior to or on a parity with the Series D Preferred Shares as to distributions or upon liquidation. Unless full distributions on the Series D Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no Common Shares or any other shares of equity securities of the Company ranking junior to or on a parity with the Series D Preferred Shares as to distributions or upon liquidation (including less than all of Series D Preferred Shares) shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid or made available for a sinking fund for the redemption of any such shares) by the Company except by conversion into or exchange for shares of equity securities of the Company ranking junior to the Series D Preferred Shares as to distributions and upon liquidation. See 'Description of Series D Preferred Shares--Redemption' for similar restrictions on the redemption, purchase or other acquisition of the Series D Preferred Shares.

     No distributions on the Series D Preferred Shares shall be authorized by the Board or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

     Notwithstanding the foregoing, distributions on the Series D Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such distributions, whether or not any agreement of the Company prohibits payment of such distributions, and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series D Preferred Shares will not bear interest and holders of Series D Preferred Shares shall not be entitled to any distribution, whether payable in cash, property or shares of beneficial interest, in excess of full cumulative distributions on the Series D Preferred Shares as provided above. See 'Description of Preferred Shares--Distributions' in the accompanying Prospectus.

     Any distribution payment made on the Series D Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable.

     If, for any taxable year, the Company elects to designate as 'capital gain dividends' (as defined in Section 857 of the Code) any portion (the 'Capital Gains Amount') of the dividends (within the meaning of the Code) paid for the year to holders of all classes of shares of beneficial interest in the Company (the 'Total Distributions'), then the portion of the Capital Gains Amount that will be allocable to the holders of the Series D Preferred Shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid to the holders of the Series D Preferred Shares for the year and the denominator of which shall be the Total Distributions.


LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, subject to the prior preferences and other rights of any shares ranking senior as to liquidation preference but before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of the Company ranking junior to the Series D Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of Series D Preferred Shares shall be entitled to receive, after payment or provision for payment of the Company's debts and other liabilities, out of assets of the Company legally available for distribution to shareholders, a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid distributions to the date of such liquidation, dissolution or winding up (whether or not declared). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Shares will have no right or claim to any of the remaining assets of the Company.

     In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Series D Preferred Shares and the corresponding amounts payable on all shares of other classes or series of equity security of the Company ranking on a parity with the Series D Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Series D Preferred Shares and all other such classes or series of equity security shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. If liquidating distributions shall have been made in full to all holders of Series D Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of equity security ranking junior to the Series D Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

     For purposes of this section, a distribution of assets in any dissolution, winding up or liquidation will not include (i) any consolidation or merger of the Company with or into any other entity, (ii) any dissolution, liquidation, winding up, or reorganization of the Company immediately followed by incorporation of another entity to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of the Company's assets to another entity; provided that, in each case, effective provision is made in the charter of the resulting and surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of Series D Preferred Shares.

REDEMPTION


     Except in certain circumstances relating to the Company's maintenance of its ability to qualify as a REIT under the Code as described under 'Description of Common Shares--Restrictions on Ownership' in the accompanying Prospectus, the Series D Preferred Shares are not redeemable prior to December 11, 2002. On any date as fixed by the Board on or after December 11, 2002, the Company, upon not less than 30 nor more than 60 days' written notice, may redeem the Series D Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid distributions thereon, if any (whether or not declared), to the date fixed for redemption (except as provided below), without interest, to the extent the Company will have funds legally available therefore. The redemption price of the Series D Preferred Shares (other than any portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital shares of the Company and not from any other source. For purposes of the preceding sentence, 'capital shares' means any common shares of beneficial interest, preferred shares, depositary shares, interests, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing of or in the Company. Holders of Series D Preferred Shares to be redeemed shall surrender such Series D Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If notice of redemption of any Series D Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Series D Preferred Shares so called for redemption, then from and after the redemption date distributions will cease to accrue on such Series D Preferred Shares, such shares of Series D Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid distributions payable upon such redemption. If fewer than all of the outstanding Series D Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Board and such shares shall be redeemed pro rata from the holders of record thereof in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Company.

     Notwithstanding the foregoing, unless full cumulative distributions on all Series D Preferred Shares shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, no Series D Preferred Shares shall be redeemed unless all outstanding Series D Preferred Shares are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any Series D Preferred Shares (except by exchange for shares of beneficial interest of the Company ranking junior to the Series D Preferred Shares as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Company of Excess Shares (as defined in 'Description of Common Shares--Restrictions on Ownership' in the accompanying Prospectus) in order to ensure that the Company remains qualified as a REIT for federal income tax purposes, or the purchase or acquisition of Series D Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series D Preferred Shares.

     Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days' prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of Series D Preferred Shares to be redeemed at their respective addresses as shown on the stock transfer books of the Company. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series D Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series D Preferred Shares to be redeemed; (iv) the place or places where the Series D Preferred Shares are to be surrendered for payment of the redemption price; and (v) that distributions on the Series D Preferred Shares to be redeemed will cease to accrue on such redemption date. If fewer than all the Series D Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series D Preferred Shares to be redeemed from such holder.

     In order to facilitate the redemption of the Series D Preferred Shares, the Board may fix a record date for the determination of Series D Preferred Shares to be redeemed, such record date to be not less than 30 nor more than 60 days prior to the date fixed for such redemption. Except as provided above, the Company will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series D Preferred Shares for which a notice of redemption has been given.

     The Series D Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions (except as provided under '--Restrictions on Ownership and Transfer').

     Subject to applicable law and the limitation on purchases when distributions on the Series D Preferred Shares are in arrears, the Company may, at any time and from time to time, purchase any Series D Preferred Shares in the open market, by tender or by private agreement.

VOTING RIGHTS

     Holders of the Series D Preferred Shares will not have any voting rights, except as set forth below.

     Whenever distributions on any Series D Preferred Shares shall be in arrears for six or more quarterly periods (whether or not consecutive), the holders of such Series D Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of the Company at a special meeting called by the holders of record of at least 20% of the outstanding Series D Preferred Shares or the holders of shares of any series of Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders and at each subsequent meeting until all distributions accumulated on such Series D Preferred Shares for the past distribution periods and the then current distribution period shall have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment in full. In such case, the entire Board will be increased by two trustees.

     The affirmative vote or consent of the holders of at least two-thirds of the outstanding Series D Preferred Shares and of any series of Parity Preferred Shares, voting as a single class, will be required to authorize another class or series or rights to subscribe to or acquire, any security convertible into, any class or series of shares of beneficial interest ranking senior to the Series D Preferred Shares with respect to the payment of distributions or the distribution of assets on liquidation. The affirmative vote or consent of the holders of at least two-thirds of the outstanding Series D Preferred Shares will be required to amend, alter or repeal any provision of, or add any provision to, the Declaration of Trust, including the Articles Supplementary, if such action would materially and adversely alter or change the rights, preferences or privileges of the Series D Preferred Shares. No such vote or consent is required in connection with (i) any increase in the total number of authorized Common Shares; (ii) the authorization or increase of any class or series of shares of beneficial interest ranking, as to distribution rights and liquidation preference, on a parity with or junior to the Series D Preferred Shares; (iii) any merger or consolidation in which the Company is the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares of beneficial interest and no securities convertible into shares of beneficial interest ranking as to distribution rights or liquidation preference senior to the Series D Preferred Shares other than the securities of the Company outstanding prior to such merger or consolidation; (iv) any merger or consolidation in which the Company is not the surviving entity if, as result of the merger or consolidation, the holders of Series D Preferred Shares receive shares of stock or beneficial interest or other equity securities with preferences, rights and privileges substantially identical with the preferences, rights and privileges of the Series D Preferred Shares and there are outstanding no shares of stock or beneficial interest or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to the Series D Preferred Shares other than the securities of the Company outstanding prior to such merger or consolidation; or (v) if, at or prior to the time when the issuance of any such shares ranking senior to the Series D Preferred Shares is to be made or any such change is to take effect, as the case may be, proper notice has been given and sufficient funds have been irrevocably deposited in trust for the redemption of all the then outstanding Series D Preferred Shares.

CONVERSION

     The Series D Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company.


TRANSFER AGENT

     The registrar, transfer agent and distribution disbursing agent for the Series D Preferred Shares will be First Union National Bank.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     Ownership of Series D Preferred Shares by any person is limited, with certain exceptions, to 9.8% of the lesser of the number or value of the Company's total outstanding shares of beneficial interest. For information regarding additional restrictions on ownership and transfer of the Series D Preferred Shares, see 'Description of Common Shares--Restrictions on Ownership' in the accompanying Prospectus.

     In addition to the restrictions on ownership and transfer set forth in the Declaration of Trust, the Articles Supplementary provide, subject to certain exceptions, that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 10% (the 'Series D Preferred Share Ownership Limit') of the number or value of the outstanding Series D Preferred Shares.

     The Board, in its sole discretion, may exempt a proposed transferee from the Series D Preferred Share Ownership Limit (an 'Excepted Holder'). However, the Board may not grant such an exemption to any person if such exemption would result in the Company being 'closely held' within the meaning of Section 856(h) of the Code or otherwise would result in the Company failing to qualify as a REIT. In order to be considered by the Board of Trustees as an Excepted Holder, a person also must not own, directly or indirectly, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, directly or indirectly, more than a 10% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of the Board of Trustees that it will not violate the two aforementioned restrictions. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares of stock causing such violation to the Trust (as defined below).

     Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of Series D Preferred Shares that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned Series D Preferred Shares that resulted in a transfer of shares to the Trust, is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT.

     If any transfer of Series D Preferred Shares occurs which, if effective, would result in any person beneficially or constructively owning Series D Preferred Shares in excess or in violation of the Series D Preferred Share

Ownership Limit (a 'Prohibited Owner'), then that number of Series D Preferred Shares the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust (the 'Trust') for the exclusive benefit of one or more charitable beneficiaries (the 'Charitable Beneficiary'), and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Articles Supplementary) prior to the date of such violative transfer. Series D Preferred Shares held in the Trust shall be issued and outstanding shares. The Prohibited Owner shall not benefit economically from ownership of any Series D Preferred Shares held in the Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the Series D Preferred Shares held in the Trust. The trustee of the Trust (the 'Trustee') shall have all voting rights and rights to dividends or other distributions with respect to Series D Preferred Shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Company that Series D Preferred Shares have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of beneficial interest held in the Trust and, subject to Maryland law, effective as of the date that such Series D Preferred Shares have been transferred to the Trust, the Trustee shall have the authority (at the Trustee's sole discretion)
(i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Company that such Series D Preferred Shares have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if the Company has already taken irreversible trust action, then the Trustee shall not have the authority to rescind and recast such vote.

     Within 20 days of receiving notice from the Company that Series D Preferred Shares have been transferred to the Trust, the Trustee shall sell the Series D Preferred Shares held in the Trust to a person, designated by the Trustee, whose ownership of the Series D Preferred Shares will not violate the ownership limitations set forth in the Articles Supplementary. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the Articles Supplementary) of such shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to the discovery by the Company that Series D Preferred Shares have been transferred to the Trust, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such

Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee upon demand.

     In addition, Series D Preferred Shares held in the Trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Trustee has sold the Series D Preferred Shares held in the Trust. Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

     All certificates representing Series D Preferred Shares will bear a legend referring to the restrictions described above.

     Every owner of more than 5% of Series D Preferred Shares, within 30 days after the end of each taxable year, is required to give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest of the Company which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on the Company's status as a REIT and to ensure compliance with the Series D Preferred Share Ownership Limit. In addition, each shareholder shall upon demand be required to provide to the Company such information as the Company may request, in good faith, in order to determine the Company's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

     These ownership limitations could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Series D Preferred Shares or otherwise be in the best interest of the shareholders. See 'Risk Factors--Anti-Takeover Effects of Ownership Limit, Maryland Law and a Staggered Board.'

                                  UNDERWRITING

     Under the terms and subject to the Underwriting Agreement dated the date hereof, each of the Underwriters named below (each, an 'Underwriter' and together, the 'Underwriters'), has severally agreed to purchase, and the Company has agreed to sell to each Underwriter, the number of Series D Preferred Shares set forth opposite the name of such Underwriter below:


                                                                                    NUMBER OF
UNDERWRITERS                                                                         SHARES
---------------------------------------------------------------------------------   ---------
Salomon Brothers Inc.............................................................     600,000
Donaldson, Lufkin & Jenrette Securities Corporation..............................     600,000
Friedman, Billings, Ramsey & Co., Inc............................................     600,000
                                                                                    ---------
  Total..........................................................................   1,800,000
                                                                                    ---------
                                                                                    ---------

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Series D Preferred Shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the Series D Preferred Shares offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The Underwriters initially propose to offer part of the Series D Preferred Shares directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and part to certain dealers at a price which represents a concession not in excess of $.50 per share under the public offering price. Each Underwriter may allow, and such dealers may re-allow, a concession not in excess of $.35 per share to the other Underwriters or to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed by the Underwriters.

     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to an aggregate of 270,000 additional Series D Preferred Shares at the public offering price set forth on the cover page of this Prospectus Supplement, minus the underwriting discounts and commissions. The Underwriters may exercise such option to purchase additional Series D Preferred Shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the Series D Preferred Shares offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Series D Preferred Shares as the number of Series D Preferred Shares set forth opposite such Underwriter's name in the preceding table bears to the total number of Series D Preferred Shares in such table.

     In connection with this Offering and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Series D Preferred Shares than the total amount shown on the list of Underwriters and participations which appears above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the Series D Preferred Shares at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Series D Preferred Shares or effecting purchases of the Series D Preferred Shares for the purpose of pegging, fixing or maintaining the price of the Series D Preferred Shares or for the purpose of reducing a syndicate short position created in connection with this Offering. A syndicate short position may be covered by exercise of the option described above in lieu of or in addition to open market purchases. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     The NYSE has approved the Series D Preferred Shares for listing, subject to official notice of issuance, under the symbol 'KRTPrD.' Prior to this Offering, there has been no public market for the Series D Preferred Shares. Trading of the Series D Preferred Shares on the NYSE is expected to commence within 30 days after the initial delivery of the Series D Preferred Shares. The Underwriters have advised the Company that they intend to make a market in the Series D Preferred Shares prior to the commencement of trading on the NYSE, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given that a market for the Series D Preferred Shares will exist prior to commencement of trading or at any other time.

     Salomon Brothers Realty Corp., an affiliate of Salomon Brothers Inc, is the lender under the Salomon Facility and will receive the proceeds of any repayment of any indebtedness under the Salomon Facility. See 'Use of Proceeds.'

     In the ordinary course of their respective businesses, certain of the Underwriters and/or affiliates of such Underwriters have engaged, and may in the future engage, in investment banking, investment advisory and/or commercial banking transactions with the Company and its affiliates for which customary compensation has been, and will be, received.

                                 LEGAL MATTERS

     The validity of the Series D Preferred Shares offered hereby will be passed upon for the Company by Robinson Silverman Pearce Aronsohn & Berman LLP, New York, New York and for the Underwriters by Battle Fowler LLP, New York, New York. Certain matters of Maryland law will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland.

PROSPECTUS

                              KRANZCO REALTY TRUST

                                  $100,000,000

                       DEBT SECURITIES, PREFERRED SHARES,
                       COMMON SHARES, WARRANTS AND RIGHTS

                            ------------------------

     Kranzco Realty Trust (the 'Company') may from time to time offer in one or more series its (i) unsecured debt securities, which may be either senior debt securities ('Senior Securities') or subordinated debt securities ('Subordinated Securities,' and together with Senior Securities, the 'Debt Securities'), (ii) preferred shares of beneficial interest, par value $.01 per share ('Preferred Shares'), (iii) common shares of beneficial interest, par value $.01 per share ('Common Shares'), (iv) warrants to purchase Debt Securities, Preferred Shares or Common Shares (collectively, 'Warrants'), or (v) rights to purchase Common Shares ('Rights'), with an aggregate initial public offering price of up to $100,000,000 on terms to be determined at the time of offering. Debt Securities, Preferred Shares, Common Shares, Warrants and Rights (collectively, the 'Offered Securities') may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a 'Prospectus Supplement').

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, terms for conversion into Preferred Shares or Common Shares, certain covenants, other terms and conditions, and the initial public offering price; (ii) in the case of Preferred Shares, the number, specific title and par value, any distribution or liquidation preference, any redemption, conversion or voting rights and other terms and conditions, and the initial public offering price; (iii) in the case of Common Shares, any initial public offering price; (iv) in the case of Warrants, the number and terms thereof, the designation and the number of securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof; and (v) in the case of Rights, the duration, exercise price and transferability thereof. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of certain types of Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ('REIT') for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See 'Plan of Distribution.' No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS DECEMBER 10, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). The reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company's Common Shares and 9.75% Series B-1 Cumulative Convertible Preferred Shares of Beneficial Interest are listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement (the 'Registration Statement') (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the 'Securities Act'), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or to previous filings made by the Company with the Commission, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement, the previous filings made by the Company with the Commission and the exhibits and schedules thereto, which may be obtained from the Commission (i) at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission or (ii) by consulting the Commission's Web site at the address of http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

          2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

          3. The Company's Current Report on Form 8-K dated February 27, 1997, filed March 14, 1997, as amended by Form 8-K/A dated May 6, 1997, filed May 8, 1997.


          4. The Company's Current Report on Form 8-K dated November 7, 1997, filed November 25, 1997.

          5. The description of the Company's Common Shares contained in the Registration Statement on Form S-11 (No. 33-49434), and the documents incorporated therein by reference, as amended by Amendment No. 1, filed with the Commission on October 16, 1992, Amendment No. 2, filed with the Commission on November 4, 1992 and Amendment No. 3, filed with the Commission on November 10, 1992, dated November 10, 1992.

          6. The description of the Company's Series A-1 Preferred Shares (as defined below), contained in the Registration Statement on Form S-4 (No. 333-18249), and the documents incorporated therein by reference, as amended by Amendment No. 1, filed with the Commission on January 29, 1997.

          7. The description of the Company's Series B-1 Preferred Shares (as defined below) contained in the Registration Statement on Form 8-A (No. 1-11478), and the documents incorporated therein by reference, as amended by Amendment No. 1, filed with the Commission on June 2, 1997.

          8. The description of the Company's Series B-2 Preferred Shares and Series C Preferred Shares (each, as defined below), contained in the Company's Current Report on Form 8-K dated February 27, 1997.

          9. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1996.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person to whom this Prospectus is delivered, upon written or oral request. Requests should be directed to Kranzco Realty Trust, Attention:
Robert H. Dennis, 128 Fayette Street, Conshohocken, Pennsylvania 19428 (Telephone Number: (610) 941-9292).


                                  THE COMPANY

     Kranzco Realty Trust is a self-administered and self-managed equity real estate investment trust (a 'REIT') engaged in the business of owning, managing, operating, leasing, acquiring and expanding neighborhood and community shopping centers and free-standing retail properties. The Company owns and operates 43 neighborhood and community shopping centers and 11 free-standing properties (collectively, the 'Properties'), aggregating approximately 7.0 million square feet of gross leasable area ('GLA') located in the Northeast, Mid-Atlantic and Southern regions of the United States with a diverse base of approximately 550 tenants.

     The Company's primary business objective is to achieve growth in its funds from operations by enhancing the operating performance of the Properties and, through selective acquisitions, the value of its portfolio. The Company's operating strategies are to: (i) focus on the neighborhood and community shopping center business; (ii) actively manage its properties for long term growth in funds from operations and capital appreciation; (iii) increase portfolio occupancy by capitalizing on management's reputation and long-standing relationships with national and regional tenants and extensive experience in marketing to local tenants, as well as the negotiating leverage inherent in a large portfolio of properties; (iv) maintain, renovate, expand and reconfigure its properties; (v) optimize the tenant mix in each shopping center; (vi) develop or ground lease outparcels or expansion areas existing from time to time at properties for use as restaurants, banks, auto centers, cinemas or other facilities; and (vii) benefit from economies of scale by spreading overhead expenses over a larger asset base.

     The Company's acquisition strategy is to opportunistically acquire properties which need replacement anchor tenants, or where the Company's management expertise and reputation can enhance value. That strategy includes acquiring and rehabilitating properties in new markets with strong demographic characteristics in order to reduce the Company's sensitivity to regional economic cycles.

     The Company was formed on June 17, 1992 as a Maryland real estate investment trust. The Company's executive offices are located at 128 Fayette Street, Conshohocken, Pennsylvania 19428, and its telephone number is (610) 941-9292.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges for the Company for the periods indicated and for the predecessors to the Company, Kranzco Controlled Properties, for the period January 1, 1992 to November 18, 1992:


                                                                                                          KRANZCO
                                                                                                         CONTROLLED
                                                                                                         PROPERTIES
                                                      KRANZCO REALTY TRUST                               ----------
                            -------------------------------------------------------------------------     JAN. 1,
                               NINE MONTHS         FOR THE 12 MONTHS ENDED DEC. 31,                        1992-
                                  ENDED            --------------------------------    NOV. 19, 1992-     NOV. 18,
                            SEPTEMBER 30, 1997     1996      1995     1994     1993    DEC. 31, 1992        1992
                            ------------------     ----      ----     ----     ----    --------------    ----------
Ratio of Earnings
  to Fixed Charges.......          1.31            1.41(1)   1.50     1.72     1.99         1.73            1.01
                                  -----            ----      ----     ----     ----        -----           -----
                                  -----            ----      ----     ----     ----        -----           -----

------------------
(1) Excludes $11,052,000 extraordinary loss on refinancing.

     For purposes of computing the ratio of earnings to fixed charges: (a) earnings have been based on income (loss) from continuing operations before fixed charges (exclusive of interest capitalized) and (b) fixed charges consist of interest and amortization of deferred financing costs (including amounts capitalized) and distributions on the Series A-1 Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares and the Series C Preferred Shares (each, as defined below).

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general working capital purposes, which may include the acquisition of shopping centers as suitable opportunities arise, the expansion and improvement of certain properties owned or to be owned by the Company, the repayment of certain indebtedness outstanding at such time, and working capital.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Debt Securities.

     The Senior Securities are to be issued under an Indenture, as amended or supplemented from time to time (the 'Senior Securities Indenture'), between the Company and a trustee to be selected by the Company (the 'Senior Securities Trustee') and the Subordinated Securities are to be issued under an Indenture, as amended or supplemented from time to time (the 'Subordinated Securities Indenture'), between the Company and a trustee to be selected by the Company (the 'Subordinated Securities Trustee'). The Senior Securities Indenture and the Subordinated Securities Indenture are referred to herein individually as the 'Indenture' and collectively as the 'Indentures,' and the Senior Securities Trustee and the Subordinated Securities Trustee are referred to herein individually as the 'Trustee' and collectively as the 'Trustees.' A form of the Senior Securities Indenture and a form of the Subordinated Securities Indenture will be filed as exhibits to the Registration Statement of which this Prospectus is a part and will be available for inspection at the corporate trust offices of the respective Trustees or as described above under 'Available Information.' The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the 'TIA'). The description of the Indentures set forth below assumes that the Company has entered into the Indentures. The Company will execute the applicable Indenture when and if the Company issues Debt Securities. The statements made hereunder relating to the Indentures and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and such Debt Securities.

     Unless otherwise specified, all capitalized terms used but not defined herein shall have the meanings set forth in the Indentures.

GENERAL

     The Debt Securities will be direct, unsecured obligations of the Company. Senior Securities will rank pari passu with certain other senior debt of the Company that may be outstanding from time to time, and will rank senior to all Subordinated Securities that may be outstanding from time to time. Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company, as described under 'Subordination.'

     Each Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Trustees of the Company or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

     Each Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under either Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee shall be appointed by the Company, by or pursuant to a resolution adopted by the Board of Trustees, to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee thereunder, and, except as otherwise indicated herein or therein, any action described herein or therein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     Reference is made to the Prospectus Supplement relating to the series of

Debt Securities being offered for the specific terms thereof, including:

          (1) the title of such Debt Securities;

          (2) the classification of such Debt Securities as Senior Securities or Subordinated Securities;

          (3) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (4) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Shares or Preferred Shares, or the method by which any such portion shall be determined;

          (5) if convertible, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the Common Shares or Preferred Shares into which such Debt Securities are convertible;

          (6) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (7) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (8) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such dates shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (9) the place or places where the principal of (and premium or Make-Whole Amount, if any) and interest and Additional Amounts, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for conversion or registration of transfer or exchange and notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

          (10) the period or periods within which, the price or prices (including premium or Make-Whole Amount, if any) at which and the terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;


          (11) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

          (12) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (13) whether the amount of payments of principal of (and premium or Make-Whole Amount, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or other method may, but need not, be based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (14) whether such Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

          (15) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the applicable Indenture;

          (16) whether the principal of (and premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, on such Debt Securities are to be payable, at the election of the Company or a Holder, in one or more currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies in which such Debt Securities are to be so payable;

          (17) whether such Debt Securities will be issued in certificated or book-entry form;

          (18) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and the terms and conditions relating thereto;

          (19) the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable Indenture;

          (20) if such Debt Securities are to be issued upon the exercise of Warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;


          (21) the terms, if any, upon which such Debt Securities may be convertible into Common Shares or Preferred Shares and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

          (22) whether and under what circumstances the Company will pay Additional Amounts as contemplated in the applicable Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

          (23) the name of the applicable Trustee and the address of its corporate trust office; and

          (24) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ('Original Issue Discount Securities') or that the principal amount thereof payable at their stated maturity may be more or less than the principal face amount thereof at original issuance ('Indexed Securities'). Special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as set forth below under 'Certain Covenants--Senior Securities Indenture Limitations on Incurrence of Debt,' neither Indenture contains any other provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. However, restrictions on ownership and transfers of the Company's Common Shares and Preferred Shares are designed to preserve its status as a REIT and, therefore, may delay, deter, or prevent a change of control of the Company or other transaction that may be in the best interests of the shareholders. See 'Description of Preferred Shares' and 'Description of Common Shares.'

     Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof. Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in bearer form will be issuable in denominations of $5,000.


     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at an office or agency established by the Company in accordance with the Indenture, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States.

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ('Defaulted Interest') will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the 'Special Record Date') for the payment of such Defaulted Interest to be fixed by the applicable Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at an office or agency established by the Company in accordance with the Indenture. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for exchange or registration of transfer thereof at the corporate trust office of the applicable Trustee or at an office or agency established by the Company in accordance with the Indenture. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

     Neither the Company nor any Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid.

CERTAIN COVENANTS

     Senior Securities Indenture Limitations on Incurrence of Debt. The Company will not, and will not permit any Subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 75% of the sum of (without duplication) (i) the Company's Undepreciated Real Estate Assets (as defined below) as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

     In addition to the foregoing limitation on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Company or any Subsidiary if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on property of the Company or any Subsidiary is greater than 60% of the sum of (without duplication) (i) the Company's Undepreciated Real Estate Assets as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

     In addition to the foregoing limitations on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Company and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by the Company and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

     As used herein,

          'Acquired Debt' means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

          'Annual Service Charge' as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, Debt of the Company and its Subsidiaries.

          'Capital Stock' means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participants or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

          'Consolidated Income Available for Debt Service' for any period means Earnings from Operations (as defined below) of the Company and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Debt of the Company and its Subsidiaries, (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization of debt discount, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vi) amortization of deferred charges.

          'Debt' of the Company or any Subsidiary means any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness for borrowed money secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any Subsidiary (each securing such debt, an 'Encumbrance'), (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company's Consolidated Balance Sheet as a capitalized lease in accordance with generally accepted accounting principles to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on the Company's Consolidated Balance Sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

          'Earnings from Operations' for any period means net earnings excluding gains and losses on sales of investments, net as reflected in the financial statements of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

          'Subsidiary' means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests are owned, directly or indirectly, by such Person. For the purposes of this definition, 'voting equity securities' means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

          'Total Unencumbered Assets' means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance and (ii) all other assets of the Company and its Subsidiaries not subject to an Encumbrance determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).


          'Undepreciated Real Estate Assets' as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles.

          'Unsecured Debt' means Debt which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties of the Company or any Subsidiary.

     Existence. Except as permitted under 'Merger, Consolidation or Sale,' the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

     Maintenance of Properties. The Company will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business.

     Insurance. The Company will, and will cause each of its Subsidiaries to, keep all of its insurable properties adequately insured against loss or damage with financially sound and reputable insurance companies.

     Payment of Taxes and Other Claims. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary, unless such lien would not have a material adverse effect upon such property; provided, however, that the Company will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which the Company has set apart and maintains an adequate reserve.

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the 'Financial Statements'), or which the Company would have been so required if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the 'Required Filing Dates') by which the Company is or would have been so required to file such documents if the Company is or were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, or which the Company would have been so required if the Company were subject to such Sections and (ii) file with the Trustees copies of annual reports, quarterly reports and other documents which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, or which the Company would have been so required if the Company were subject to such Sections, and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

MERGER, CONSOLIDATION OR SALE

     The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium or Make-Whole Amount, if any) and interest (including Additional Amounts, if any) on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indentures;
(b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustees.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Each Indenture will provide that the following events are 'Events of Default' with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest or Additional Amounts on any Debt Security of such series; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series when due; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company contained in the applicable Indenture (other than a covenant added to such Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series) continued for 60 days after written notice as provided in such Indenture; (e) default in the payment of an aggregate principal amount exceeding $10,000,000 of any evidence of indebtedness for borrowed money of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company, any Significant Subsidiary or the property of the Company or any Significant Subsidiary or all or substantially all of either of its property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities. The term 'Significant Subsidiary' means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Company.

     If an Event of Default under either Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) and the Make-Whole Amount, if any, of the Outstanding Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of Debt Securities then outstanding of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest, and any Additional Amounts, on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof and the premium or Make-Whole Amount, if any, or interest), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in the applicable Indenture.

Each Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may
be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (premium or Make-Whole Amount, if any) or interest or Additional Amounts on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby.


     Each Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest payable on or any Additional Amounts with respect to any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders.

     Each Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the applicable Indenture or for any remedy thereunder, except in the case of failure of the Trustee thereunder for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity. This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any) and interest on, and Additional Amounts payable with respect to, such Debt Securities at the respective due dates thereof.

     Subject to provisions in each Indenture relating to its duties in case of default, each Trustee is under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity. The Holders of not less than a majority in principal amount of the applicable Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Company must deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURES

     Except as described below, modifications and amendments of each Indenture may be made with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest or Additional Amounts payable on (or premium or Make-Whole Amount, if any) any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount payable on redemption of, or change any obligation of the Company to pay any Additional Amounts set forth in the Indenture relating to, or reduce any Additional Amounts payable with respect to, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security or premium or Make-Whole Amount, if any, that would be due and payable upon declaration of acceleration of the maturity thereof or would be payable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of (and premium or Make-Whole Amount, if any), or interest on, or any Additional Amounts payable with respect to, any such Debt Security;
(d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in such Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security.

     The Holders of not less than a majority in principal amount of Outstanding Debt Securities issued under either Indenture have the right to waive compliance by the Company with certain covenants in the applicable Indenture.

     Modifications and amendments of each Indenture may be made by the Company and the applicable Trustee without the consent of any Holder of Debt Securities issued thereunder for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under the applicable Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the applicable Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the applicable Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provision of the applicable Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series issued thereunder created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Preferred Shares or Common Shares; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the applicable Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the applicable Indenture, provided that such action will not adversely affect the interests of Holders of Debt Securities of any series in any material respect; (x) to close the applicable Indenture with respect to the authentication and delivery of additional series of Debt Securities or to qualify or maintain qualification of, the applicable Indenture under the TIA; or (xi) to supplement any of the provisions of the applicable Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action will not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect.

     Each Indenture provides that, in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding will be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that will be deemed outstanding will be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the applicable Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor will be disregarded.

     Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series. A meeting may be called at any time by the applicable Trustee, and also, upon request, by the Company, pursuant to a resolution adopted by the Board of Trustees, or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the applicable Indenture. Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the applicable Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that, if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the applicable Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest and Additional Amounts payable to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be.

     Each Indenture provides that, under certain circumstances, the Company may elect to (a) defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ('defeasance') and/or (b) be released from its obligations with respect to such Debt Securities under the applicable Indenture (being the restrictions described under 'Certain Covenants') or, under certain circumstances, its obligations with respect to any other covenant, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to such Debt Securities ('covenant defeasance'), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Company has delivered to the applicable Trustee an Opinion of Counsel (as specified in the applicable Indenture) to the effect that the Holders of such

Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service (the 'IRS') or a change in applicable United States federal income tax law occurring after the date of the Indenture.

     'Government Obligations' means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable Prospectus Supplement, if, after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. 'Conversion Event' means the cessation of use of (i) a Foreign Currency (other than the ECU or other currency unit), both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-Whole Amount, if any) and interest on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance will be made in U.S. dollars.

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under 'Events of Default, Notice and Waiver' under certain circumstances or described in clause (g) under 'Events of Default, Notice and Waiver' under certain circumstances, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the Debt Securities are convertible into Preferred Shares or Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Preferred Shares or Common Shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered global securities (the 'Global Securities') that will be deposited with, or on behalf of, a depositary (the 'Depositary') identified in the applicable Prospectus Supplement relating to such series. Global Securities are expected to be deposited with The Depository Trust Company, as Depositary. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form.

     Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee of such Depositary to a successor Depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series. Unless otherwise indicated in the applicable Prospectus Supplement, the Company anticipates that the following provisions will apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ('Participants'). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

     So long as the Depositary for a Global Security or its nominee is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as provided below or in the applicable Prospectus Supplement, owners of a beneficial interest in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

     Payments of principal of, any premium or Make-Whole Amount on, and any interest on, or any Additional Amounts payable with respect to, individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Company, the Trustees, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global

Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in 'street name.' Such payments will be the responsibility of such Participants.

     If a Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may, at any time and in its sole discretion, subject to any limitations described in the applicable Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

NO PERSONAL LIABILITY

     No past, present or future trustee, officer, employee or shareholder, as such, of the Company or any successor thereof shall have any liability for any obligations of the Company under the Debt Securities or the applicable Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Debt Securities by accepting such Debt Securities waives and releases all such liability. The waiver and release are part of the consideration for the issue of Debt Securities. Each Holder of Debt Securities shall look solely to the assets of the Company for satisfaction of any liability of the Company in respect of the applicable Indenture or the Debt Securities and will not seek recourse or commence any action against any of the trustees, officers or shareholders of the Company or any of their personal assets for the performance or payment of any obligation thereunder.

SUBORDINATION

     Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on the Subordinated Securities will be subordinated to the extent provided in the Subordinated Securities Indenture in right of payment to the prior payment in full of all Senior Debt, but the obligation of the Company to make payment of the principal and interest on the Subordinated Securities will not otherwise be affected. No payment of principal or interest may be made on the Subordinated Securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default. After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Debt. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than holders of the Subordinated Securities.

     Senior Debt is defined in the Subordinated Securities Indenture as the principal of and interest on, or substantially similar payments to be made by the Company in respect of, the following, whether outstanding at the date of execution of the Subordinated Securities Indenture or thereafter incurred, created or assumed: (a) indebtedness of the Company for money borrowed or represented by purchase- money obligations, (b) indebtedness of the Company evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other instrument, (c) obligations of the Company as lessee under leases of property either made as part of any sale and leaseback transaction to which the Company is a party or otherwise, (d) indebtedness of partnerships and joint ventures that is included in the consolidated financial statements of the Company, (e) indebtedness, obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Company has agreed to purchase or otherwise acquire, and (f) any binding commitment of the Company to fund any real estate investment or to fund any investment in any entity making such real estate investment, in each case other than (1) any such indebtedness, obligation or liability referred to in clauses (a) through (f) above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks pari passu with the Subordinated Securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated, (3) any trade accounts payable and (4) the Subordinated Securities. There are no restrictions in the Subordinated Securities Indenture upon the creation of additional Senior Debt. However, the Senior Securities Indenture contains limitations on incurrence of indebtedness by the Company. See 'Certain Covenants--Senior Securities Indenture Limitations on Incurrence of Debt.'

     If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Debt outstanding as of the end of the Company's most recent fiscal quarter.

                        DESCRIPTION OF PREFERRED SHARES

     The Company's Amended and Restated Declaration of Trust, as amended (the 'Declaration of Trust'), authorizes the Company to issue up to 100,000,000 shares of beneficial interest of the Company, consisting of Common Shares and such other types or classes of shares of beneficial interest as the Board of Trustees may create and authorize from time to time and designate as representing a beneficial interest in the Company. The Board of Trustees is granted the power to authorize the issuance of one or more series of preferred shares of beneficial interest. As of November 1, 1997, the Company had issued and outstanding 11,155 Series A-1 Increasing Rate Cumulative Convertible Preferred Shares of Beneficial Interest (the 'Series A-1 Preferred Shares'), 274,606 9.75% Series B-1 Cumulative Convertible Preferred Shares of Beneficial Interest (the 'Series B-1 Preferred Shares'), 908,725 9.75% Series B-2 Cumulative Convertible Preferred Shares of Beneficial Interest (the 'Series B-2 Preferred Shares,' and, together with the Series B-1 Preferred Shares, the 'Series B Preferred Shares') and 222,750 Series C Cumulative Redeemable Preferred Shares of Beneficial Interest (the 'Series C Preferred Shares').

     The holders of the Series A-1 Preferred Shares (the 'Series A-1 Preferred Holders') are entitled to cumulative cash distributions at the current rate of 5.5% increasing annually to 6.5% in 2001 as set forth in the Company's Articles Supplementary Classifying 11,155 Shares of Beneficial Interest as Series A-1 Preferred Shares, payable quarterly. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, the Series A-1 Preferred Holders are entitled to receive, out of the assets of the Company legally available therefor, the amount of $1,000 in cash for each Series A-1 Preferred Share, plus an amount in cash equal to all accrued and unpaid distributions on each such share. The Series A-1 Preferred Shares rank pari passu with the Series B Preferred Shares and Series C Preferred Shares as to priority for receiving distributions, including liquidating distributions. The Series A-1 Preferred Holders have the right, exercisable at any time and from time to time after April 18, 1999 and prior to April 18, 2009, to convert all or any of their respective Series A-1 Preferred Shares into such number of Common Shares as would then receive aggregate annual cash distributions equal to the then aggregate annual cash distributions such holders of the Series A-1 Preferred Shares are entitled to receive on the number of Series A-1 Preferred

Shares which such holders elect to convert into Common Shares, subject to certain limitations on the number of Series A-1 Preferred Shares which may be converted in any one year. The Series A-1 Preferred Shares may be redeemed at the option of the Company, in whole or from time to time in part, at the redemption price per share of $1,000, plus in each case all accrued and unpaid distributions, if any, to the redemption date. The Series A-1 Preferred Holders are not entitled to vote, except as required by law and in certain other limited situations.

     The Series B-1 Preferred Shares and Series B-2 Preferred Shares are identical in all respects, and have the same rights, privileges and preferences in all circumstances, except with respect to the conversion rights. The holders of the Series B Preferred Shares (the 'Series B Preferred Holders') are entitled to cumulative cash distributions at the rate of 9.75% per annum of the $25.00 per share liquidation preference of the Series B Preferred Shares, payable quarterly. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, the Series B Preferred Holders are entitled to receive, out of the assets of the Company legally available therefor, a liquidation preference in the amount of $25.00 per share, plus an amount equal to all accrued and unpaid distributions on each such share. The Series B Preferred Shares rank pari passu with the Series A-1 Preferred Shares and Series C Preferred Shares as to priority for receiving distributions, including liquidating distributions. The Series B Preferred Shares are not redeemable prior to February 27, 2002. On and after February 27, 2002, if the aggregate liquidation preferences of all of the outstanding Series B Preferred Shares is less than $3,000,000, the Series B Preferred Shares may be redeemed at the option of the Company, in whole, at a redemption price equal to $25.00 per share, plus accrued and unpaid distributions, if any, to the redemption date.

     The holders of the Series B-1 Preferred Shares shall have the right, exercisable after February 27, 1998 (unless exercisable earlier in the event of a Special Conversion Event as described below), to convert each of their respective Series B-1 Preferred Shares into such number of Common Shares as is obtained by dividing the $25.00 per share liquidation preference by (i) $19.1750 if the date of conversion is February 28, 1998 to February 27, 1999, (ii) $18.6875 if the date of conversion is February 28, 1999 to February 27, 2000,
(iii) $18.2000 if the date of conversion is February 28, 2000 to February 27, 2001, (iv) $17.7125 if the date of conversion is February 28, 2001 and thereafter and at any time after a Special Conversion Event shall have occurred. A 'Special Conversion Event' shall mean, among other events, (i) Norman M. Kranzdorf ceasing to be a senior executive officer of the Company, (ii) certain mergers or sales of assets where there is a change of control or (iii) the Company failing to pay a distribution on the Series B Preferred Shares for any quarterly distribution period within five days of the distribution payment date therefor. The Series B-2 Preferred Shares will, after February 27, 2000 (unless converted earlier upon the occurrence of a Special Conversion Event), automatically convert into an equal number of Series B-1 Preferred Shares which will then be convertible into Common Shares at the same conversion rate as set forth above. The conversion rate for the Series B Preferred Shares in effect at any time shall be subject to adjustment from time to time to protect against certain dilutive events.

     The Series B Preferred Holders are generally not entitled to vote, except as required by law and except in certain other limited situations summarized below. If the Company fails to pay the distributions on the outstanding Series B Preferred Shares for any two distribution periods or a Special Conversion Event shall have occurred, the Series B Preferred Holders shall at all times thereafter vote together with the holders of the Common Shares as a single class on all actions. If the Company fails to authorize and pay or declare and set apart for payment the distributions accumulated on the outstanding Series B Preferred Shares (i) for any four distribution periods the Series B Preferred Holders shall have the right to elect one additional trustee to the Company's Board of Trustees and (ii) for any six distribution periods the Series B Preferred Holders shall have the right to elect a second additional trustee, in each case, until the full distributions accumulated on all outstanding Series B Preferred Shares shall have been authorized and paid or declared and set apart for payment.

     The holders of the Series C Preferred Shares (the 'Series C Preferred Holders') are entitled to cumulative cash distributions at the rate of 8% per annum of the $10.00 per share liquidation preference of the Series C Preferred Shares, payable quarterly. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, the Series B Preferred Holders are entitled to receive, out of the assets of the Company legally available therefor, a liquidation preference in the amount of $10.00 per share, plus an amount equal to all accrued and unpaid distributions on each such share. The Series C Preferred Shares rank pari passu with the Series A-1 Preferred Shares and Series B Preferred Shares as to priority for receiving distributions, including liquidating distributions. The Company is required to redeem all of the Series C Preferred Shares in eight equal quarterly on the last day of January, April, July and October of each calendar year, beginning April 30, 1997, at a redemption price equal to $10.00 per share, plus accrued and unpaid distributions (the 'Series C Redemption Price'), if any, to the redemption date. The Company shall also be required to redeem all outstanding Series C Preferred Shares at the Series C Redemption Price if the Company fails to discharge any mandatory redemption obligation or fails to pay a distribution on the outstanding Series C Preferred Shares for any quarter within five days of any distribution payment date therefor. The Series C Preferred Shares may be redeemed at the option of the Company at any time, and from time to time, at the Series C Redemption Price. The Series C Preferred Holders are not entitled to vote, except as required by law and in certain other limited situations.

     The following description of the Preferred Shares which may be offered pursuant to a Prospectus Supplement sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The particular terms of the Preferred Shares being offered and the extent to which such general provisions may or may not apply will be described in a Prospectus Supplement relating to such Preferred Shares. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust (including the applicable Articles Supplementary) and the Company's Bylaws, as in effect.

GENERAL

     Subject to limitations prescribed by Maryland law and the Declaration of Trust, the Board of Trustees is authorized to fix the number of shares constituting each series of Preferred Shares and the designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions and qualifications, and terms and conditions of redemption. The Preferred Shares will, when issued, be fully paid and nonassessable and will have no preemptive rights.

     Both Maryland statutory law governing real estate investment trusts formed under the laws of that state and the Declaration of Trust provide that no shareholder of the Company will be personally liable for any obligation of the Company solely as a result of his status as a shareholder. The Company's Bylaws further provide that the Company shall indemnify each shareholder or former shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder or a former shareholder and that the Company shall reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it is the Company's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory and other liabilities, a shareholder may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

     The Register and Transfer Agent for any Preferred Shares will be set forth in the applicable Prospectus Supplement.

     Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:

          (1)  the title and par value of such Preferred Shares;

          (2) the number of shares of such Preferred Shares being offered, the liquidation preference per share and the offering price of such Preferred Shares;

          (3) the distribution rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

          (4) the date from which distributions on such Preferred Shares shall accumulate, if applicable;


          (5) the procedures for any auction and remarketing, if any, for such Preferred Shares;

          (6)  the provision for a sinking fund, if any, for such Preferred
               Shares;

          (7) the provisions for redemption, if applicable, of such Preferred Shares;

          (8)  any listing of such Preferred Shares on any securities exchange;

          (9) the terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares, including the conversion price (or manner of calculation thereof);

          (10) a discussion of federal income tax considerations applicable to such Preferred Shares;

          (11) the relative ranking and preferences of such Preferred Shares as to distribution rights (including whether any liquidation preference as to the Preferred Shares will be treated as a liability for purposes of determining the availability of assets of the Company for distributions to holders of Shares remaining junior to the Preferred Shares as to distribution rights) and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (12) any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such series of Preferred Shares as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (13) any limitations on direct or beneficial ownership and restrictions on transfer of such Preferred Shares, in each case as may be appropriate to preserve the status of the Company as a REIT; and

          (14) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares.

RANK

     Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares will, with respect to distribution rights and/or rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares, and to all equity securities ranking junior to such Preferred Shares with respect to distribution rights and/or rights upon liquidation, dissolution or winding up of the Company as the case may be; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares with respect to distribution rights and/or rights upon liquidation, dissolution or winding up of the Company, as the case may be; and
(iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares with respect to distribution rights and/or rights upon liquidation, dissolution or winding up of the Company, as the case may be. As used in the Declaration of Trust, for these purposes, the term 'equity securities' does not include convertible debt securities. The Preferred Shares will rank on a parity with or junior to the Series A-1 Preferred Shares, Series B Preferred Shares and Series C Preferred Shares unless the Series A-1 Preferred Holders, Series B Preferred Holders or Series C Preferred Holders agree otherwise with respect to the Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, respectively.

DISTRIBUTIONS

     Holders of Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Trustees of the Company, out of assets of the Company legally available for payment, cash distributions at such rates (or method of calculation thereof) and on such dates as will be set forth in the applicable Prospectus Supplement. Each such distribution shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trustees of the Company.

     Distributions on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Distributions, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of the Company fails to authorize a distribution payable on a distribution payment date on any series of the Preferred Shares for which distributions are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a distribution in respect of the distribution period ending on such distribution payment date, and the Company will have no obligation to pay the distribution accrued for such period, whether or not distributions on such series are authorized for payment on any future distribution payment date.

     If any Preferred Shares of any series are outstanding, no full distributions shall be authorized or paid or set apart for payment on the preferred shares of the Company of any other series ranking, as to distributions, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past distribution periods and the then current distribution period or (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions for the then current distribution period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares of any series and the shares of any other series of preferred shares ranking on a parity as to distributions with the Preferred Shares of such series, all distributions authorized upon the Preferred Shares of such series and any other series of preferred shares ranking on a parity as to distributions with such Preferred Shares shall be authorized pro rata so that the amount of distributions authorized per share on the Preferred Shares of such series and such other series of preferred shares shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Shares do not have a cumulative distribution) and such other series of preferred shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Preferred Shares of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on the Preferred Shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on the Preferred Shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no distributions (other than in common shares or other shares of beneficial interest ranking junior to the Preferred Shares of such series as to distributions and upon liquidation, dissolution or winding up of the affairs of the Company) shall be authorized or paid or set aside for payment or other distribution upon the Common Shares or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to distributions or upon liquidation, dissolution or winding up of the affairs of the Company, nor shall any Common Shares or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to distributions or upon liquidation, dissolution or winding up of the affairs of the Company be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of beneficial interest) by the Company (except by conversion into or exchange for other shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to distributions and upon liquidation, dissolution or winding up of the affairs of the Company).

     Any distribution payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to shares of such series which remains payable.

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the Preferred Shares of any series will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid distributions thereon (which shall not, if such Preferred Shares does not have a cumulative distribution, include any accumulation in respect of unpaid distributions for prior distribution periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of shares of beneficial interest of the Company, the terms of such Preferred Shares may provide that, if no such shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into shares of the applicable shares of beneficial interest of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on all shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and
(ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on all shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no shares of such series of Preferred Shares shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series, and, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on all outstanding shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and
(ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on all shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to distributions and upon liquidation).


     If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that distributions on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been properly given and if the funds necessary for such redemption have been irrevocably set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date distributions will cease to accrue on such Preferred Shares, such Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Any moneys so deposited which remain unclaimed by the holders of such Preferred Shares at the end of two years after the redemption date will be returned by the applicable bank or trust company to the Company.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of the Company ranking junior to any series of Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of such series of Preferred Shares shall be entitled to receive, after payment or provision for payment of the Company's debts and other liabilities, out of assets of the Company legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Shares do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of such series of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all such outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Company ranking on a parity with such series of Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of such series of Preferred Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If the liquidating distributions shall have been made in full to all holders of a series of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of shares of beneficial interest ranking junior to such series of Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For purposes of this section, a distribution of assets in any dissolution, winding up or liquidation will not include (i) any consolidation or merger of the Company with or into any other corporation, (ii) any dissolution, liquidation, winding up, or reorganization of the Company immediately followed by organization of another entity to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of the Company's assets to another entity; provided that, in each case, effective provision is made in the charter of the resulting and surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of Preferred Shares.

VOTING RIGHTS

     Holders of any series of Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of a majority of the shares of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class),
(i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to such series of Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized shares of beneficial interest of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Declaration of Trust, including the applicable Articles Supplementary for such series of Preferred Shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof; provided, however, that any increase in the amount of the authorized preferred shares or the creation or issuance of any other series of preferred shares, or any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be affected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

     Whenever distributions on any Preferred Shares shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Shares (voting together as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of the Company until, (i) if such series of Preferred Shares has a cumulative distribution, all distributions accumulated on such Preferred Shares for the past distribution periods and the then current distribution period shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Shares does not have a cumulative distribution, four consecutive quarterly distributions shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees of the Company will be increased by two trustees.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Shares.

RESTRICTIONS ON TRANSFER

     For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the 'Code'), not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). The Declaration of Trust imposes certain restrictions on the ownership and transferability of Preferred

Shares. For a general description of such restrictions, see 'Description of Common Shares--Restrictions on Ownership.' The Prospectus Supplement relating to a series of Preferred Shares will contain a description of any additional restrictions on transfer and ownership of such series of Preferred Shares.

                          DESCRIPTION OF COMMON SHARES

     As of November 1, 1997, the Company had outstanding 10,347,064 Common Shares. The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Shares will be issuable upon conversion of Debt Securities or Preferred Shares or upon the exercise of Warrants. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust and the Company's Bylaws.

     Holders of Common Shares will be entitled to receive distributions when, as and if authorized and declared by the Board of Trustees of the Company, out of funds legally available therefor. Payment and authorization of distributions on the Common Shares and purchases of Common Shares by the Company will be subject to certain restrictions if the Company fails to pay distributions on the Series A-1 Preferred Shares, Series B Preferred Shares, Series C Preferred Shares or Preferred Shares. See 'Description of Preferred Shares.' Upon any liquidation, dissolution or winding up of the Company, holders of Common Shares will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts owing with respect to any outstanding Series A-1 Preferred Shares, Series B Preferred Shares, Series C Preferred Shares or Preferred Shares. The Common Shares will possess ordinary voting rights for the election of trustees and in respect of other trust matters, each share entitling the holder thereof to one vote. Holders of Common Shares will not have cumulative voting rights in the election of trustees, which means that holders of more than 50% of all of the outstanding Common Shares voting for the election of trustees can elect all of the trustees (subject to the rights of holders of Preferred Shares to elect trustees) if they choose to do so and the holders of the remaining shares cannot elect any trustees. Approval of the following matters requires the affirmative vote of the holders of at least 66 2/3% of all outstanding Common Shares: certain amendments to the Declaration of Trust, termination of the Company, removal of a trustee, certain mergers, reorganizations or consolidations of the Company or the sale, conveyance, exchange or other disposition of all or substantially all of the Company's property. Holders of Common Shares do not have preemptive rights, which means they have no right to acquire any additional Common Shares that may be issued by the Company at a subsequent date. The Common Shares will, when issued, be fully paid and nonassessable.

     The description of the limitations on the liability of shareholders of the Company set forth under 'Description of Preferred Shares--General' is applicable to holders of Common Shares.

     The Registrar and Transfer Agent for the Company's Common Shares is First Union National Bank of NC.

RESTRICTIONS ON OWNERSHIP

     For the Company to continue to qualify as a REIT under the Code, among other requirements, not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (after applying certain attribution rules of the Code) during the last half of a taxable year, and the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (see 'Federal Income Tax Considerations'). The Declaration of Trust, subject to certain exceptions, provides that no holder (other than (i) Norman M. Kranzdorf, President and Chief Executive Officer of the Company, and Marvin Williams, former Chairman of the Board of the Company, and (ii) any other person approved by the trustees, at their option and in their discretion, provided that such approval will not result in the termination of the status of the Company as a REIT) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the 'Ownership Limit') of the lesser of the number or value (in either case as determined in good faith by the trustees) of the total outstanding Common Shares. All certificates representing Common Shares will bear a legend referring to these restrictions.

     The trustees may waive the Ownership Limit if evidence satisfactory to the trustees and the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the intended transferee must give written notice to the Company of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the trustees no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit. The foregoing restrictions on transferability and ownership will not apply if the trustees determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. Any transfer of shares that would (i) create a direct or indirect ownership of shares in excess of the Ownership Limit, (ii) result in the shares being owned by fewer than 100 persons or (iii) result in the Company being 'closely held' within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares. The Declaration of Trust provides that the Company, by notice to the holder thereof, may purchase any or all shares of beneficial interest of the Company (the 'Excess Shares') that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit or would otherwise jeopardize the REIT status of the Company. The purchase price of any Excess Shares shall be equal to the fair market value of such shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or such price for the shares on the principal exchange if then listed on more than one national securities exchange, or, if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, or, if such quotation is not available, the fair market value as determined by the trustees in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by the Company. From and after the date fixed for purchase by the trustees, the holder of such shares to be purchased by the Company shall cease to be entitled to distribution, voting rights and other benefits with respect to such shares except the right to payment of the purchase price for the shares. Any distribution paid to a proposed transferee on Excess Shares prior to the discovery by the Company that such shares have been transferred in violation of the provisions of the Declaration of Trust shall be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% in number or value of the outstanding Common Shares must give a written notice to the Company containing the information specified in the Declaration of Trust or Articles Supplementary by January 30 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of beneficial interests as the trustees deem necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     These ownership limitations may delay, deter, or prevent a change of control of the Company or other transaction that may be in the best interests of the shareholders unless the trustees determine that maintenance of REIT status is no longer in the best interests of the Company.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Debt Securities, Preferred Shares or Common Shares. Warrants may be issued independently or together with any Offered Securities and may be attached to or separate from such securities. Each series of Warrants will be issued under a separate warrant agreement (each, a 'Warrant Agreement') to be entered into between the Company and a warrant agent ('Warrant Agent'). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the following terms, where applicable, of the Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the currencies in which the price of such Warrants may be payable; (5) the designation, aggregate principal amount and terms of the securities purchasable upon exercise of such Warrants; (6) the designation and terms of the Offered Securities with which such Warrants are issued and the number of such Warrants issued with each such security; (7) the currency or currencies, including composite currencies, in which the principal of or any premium or interest on the securities purchasable upon exercise of such Warrants will be payable; (8) if applicable, the date on and after which such Warrants and the related securities will be separately transferable; (9) the price at which and currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such Warrants may be purchased; (10) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (11) the minimum or maximum amount of such Warrants which may be exercised at any one time; (12) information with respect to book-entry procedures, if any; (13) a discussion of certain Federal income tax considerations; and (14) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                             DESCRIPTION OF RIGHTS

     The Company may issue Rights to its shareholders for the purchase of Common Shares. Each series of Rights will be issued under a separate rights agreement (a 'Rights Agreement') to be entered into between the Company and a bank or trust company, as Rights agent, all as set forth in the Prospectus Supplement relating to the particular issue of Rights. The Rights agent will act solely as an agent of the Company in connection with the certificates relating to the Rights and will not assume any obligation or relationship of agency or trust for or with any holders of Rights certificates or beneficial owners of Rights. The Rights Agreement and the Rights certificates relating to each series of Rights will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Rights.

     The applicable Prospectus Supplement will describe the terms of the Rights to be issued, including the following where applicable: (i) the date for determining the shareholders entitled to the Rights distribution; (ii) the aggregate number of Common Shares purchasable upon exercise of such Rights and the exercise price; (iii) the aggregate number of Rights being issued; (iv) the date, if any, on and after which such Rights may be transferable separately; (v) the date on which the right to exercise such Rights shall commence and the date on which such right shall expire; (vi) any special United States federal income tax consequences; and (vii) any other terms of such Rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such Rights.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a general summary of the Code provisions governing the United States federal income tax treatment of a REIT and is not tax advice. The tax treatment of a holder of any of the Offered Securities will vary depending upon the terms of the specific securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of Federal income taxation relating to holders of Offered Securities. Certain Federal income tax considerations relevant to holders of the Offered Securities will be provided in the applicable Prospectus Supplement relating thereto.

     The information in this section is based on the Code, current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), and court decisions, all as of the date hereof. The Taxpayer Relief Act of 1997 (the '1997 Act') was enacted on August 5, 1997. The 1997 Act contains many provisions which generally make it easier to operate and to continue to qualify as a REIT for taxable years beginning after the date of enactment (which, for the Company, would be applicable commencing with its taxable year beginning January 1, 1998). No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change.

     EACH INVESTOR IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP, AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

FEDERAL INCOME TAXATION OF THE COMPANY

  General

     The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1992. In the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP, commencing with the Company's taxable year ended December 31, 1992, the Company was organized in conformity with the requirements for qualification as a REIT, and its method of operation enabled it to meet the requirements for qualification and taxation as a REIT under the Code. The Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified.

     It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. Such factual assumptions and representations are set forth below in this discussion of 'Federal Income Tax Considerations.' In addition, this opinion is based upon the factual representations of the Company concerning its business and properties as set forth in this Prospectus. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels, diversity of share ownership, and the various other qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Robinson Silverman Pearce Aronsohn & Berman LLP. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See '--Failure to Qualify as a Real Estate Investment Trust.'

     If the Company qualifies for tax treatment as a REIT, it will generally not be subject to Federal corporate taxation on its net income to the extent currently distributed to its shareholders. This substantially eliminates the 'double taxation' (at both the corporate and stockholder levels) that typically results from the use of corporate investment vehicles.

     The Company will be subject to Federal income tax, however, as follows:
First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains.

Second, under certain circumstances, the Company may be subject to the 'alternative minimum tax' to the extent that tax exceeds its regular tax. Third, if the Company has net income from the sale or other disposition of 'foreclosure property' that is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, any net income that the Company has from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business and, effective for the Company's taxable years beginning January 1, 1998 and thereafter, other than dispositions of property that occur due to an involuntary conversion) will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either the 75% or 95% gross income tests (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from preceding periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in the hands of the Company is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period (the 'Recognition Period') beginning on the date on which such asset was acquired by the Company, then, to the extent of the excess, if any, of the fair market value over the adjusted basis of any such asset as of the beginning of the Recognition Period, such gain will be subject to tax at the highest regular corporate rate.

  Requirements for Qualification

     A REIT is defined in the Code as a corporation, trust or association: (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities) (the 'Five or Fewer Requirement'); and (7) which meets certain income and asset tests described below. Conditions (1) to (4), inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a 'look-through' exception in the case of condition (6).

     The Company has represented that it has satisfied the share ownership requirements set forth in (5) and (6) above. In addition, the Company's Declaration of Trust provides restrictions regarding the transfer of its Shares which are intended to assist the Company in continuing to satisfy the shares ownership requirements described in (5) and (6) above. Such transfer restrictions are described in 'Description of Common Shares-- Restrictions on Ownership.'

     Pursuant to the 1997 Act, for the Company's taxable years commencing on and after January 1, 1998, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to certain of its shareholders requesting information regarding the actual ownership of its stock, but does not know, or exercising reasonable diligence would not have known, whether it failed to meet the Five or Fewer Requirement, the Company will be treated as having met the requirement described in (6) above. If the Company were to fail to comply with these regulatory rules for any year, it would be subject to a $25,000 penalty. If the Company's failure to comply was due to intentional disregard of the requirements, the penalty is increased to $50,000. However, if the Company's failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed.

     The Company owns and operates a number of properties through wholly owned subsidiaries. Code Section 856(i) provides that a corporation which is a 'qualified REIT subsidiary' shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a 'qualified REIT subsidiary' shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the Company's 'qualified REIT subsidiaries' will be ignored, and all assets, liabilities and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of the Company.

  Income Tests

     There are three percentage tests relating to the sources of the Company's gross income. First, at least 75% of the Company's gross income (excluding gross income from certain sales of property held primarily for sale and from discharge of indebtedness) must be directly or indirectly derived each taxable year from investments relating to real property or mortgages on real property or certain temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from certain sales of property held primarily for sale and from discharge of indebtedness) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% test and from dividends, interest, and gain from the sale or disposition of stock or securities. Third, in each taxable year short-term gains from sales of stock or securities, gains from sales of property (other than foreclosure property) held primarily for sale and gains from the sale or other taxable disposition of real property held for less than four years (other than from involuntary conversions and foreclosure property) must represent less than 30% of the Company's gross income. However, the 1997 Act repeals the 30% gross income test effective for the Company's taxable years beginning on and after January 1, 1998. In applying these tests, if the Company invests in a partnership, the Company will be treated as realizing its share of the income and bearing its share of the loss of the partnership, and the character of such income or loss, as well as other partnership items, will be determined at the partnership level.

     Rents received by the Company will qualify as 'rents from real property' for purposes of satisfying the gross income tests for a REIT only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage of receipts or sales. Second, rents received from a tenant will not qualify as 'rents from real property' if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of such tenant. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as 'rents from real property.' Finally, for rents to qualify as 'rents from real property,' the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no income; provided, however, the Company may directly perform certain services customarily furnished or rendered in connection with the rental of real property in the geographic area in which the property is located other than services which are considered rendered to the occupant of the property. The Company will, in a timely manner, hire independent contractors from whom it derives no revenue to perform such services, except that the Company will directly perform services under certain of its leases with respect to which it will receive an opinion of counsel or otherwise satisfy itself that its performance of such services will not cause the rents received with respect to such leases to fail to qualify as 'rents from real property.' The Company has represented that each of the above requirements has been satisfied. In addition, for its 1998 taxable year and thereafter, the Company is permitted to receive up to 1% of the gross income from each property from the provision of non-customary services and still treat all other amounts received from such property as 'rents from real property.'

     The term 'interest' generally does not include any amount if the determination of such amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term 'interest' solely by reason of being based on a fixed percentage of receipts or sales.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is eligible for relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not now possible to determine the circumstances under which the Company may be entitled to the benefit of these relief provisions. If these relief provisions apply, a 100% tax is imposed on the net income attributable to the greater of the amount by which the Company failed the 75% test or the 95% test.

  Asset Tests

     At the close of each quarter of its taxable year, the Company must also satisfy several tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of the Company's operation) and government securities. In addition, not more than 25% of the value of the Company's total assets may be represented by securities other than those includible in the 75% asset class. Moreover, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets. Finally, of the investments included in the 25% asset class, the Company may not own more than 10% of any one issuer's outstanding voting securities.

  Annual Distribution Requirements

     The Company, in order to avoid being taxed as a regular corporation, is required to make distributions (other than capital gain distributions) to its shareholders which qualify for the dividends paid deduction in an amount at least equal to (A) the sum of (i) 95% of the Company's 'REIT taxable income' (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the after-tax net income, if any, from foreclosure property, minus (B) a portion of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its 'REIT taxable income,' as adjusted, it will be subject to tax thereon at regular corporate tax rates. Finally, as discussed above, the Company may be subject to an excise tax if it fails to meet certain other distribution requirements. The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to, among other things, (a) timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or (b) the payment of severance benefits that may not be deductible to the Company. In the event that such timing differences occur, the Company may find it necessary to arrange for borrowings or, if possible, pay taxable share distributions in order to meet the distribution requirement.

     Under certain circumstances, in the event of a deficiency determined by the IRS, the Company may be able to rectify a resulting failure to meet the distribution requirement for a year by paying 'deficiency dividends' to shareholders in a later year, which may be included in the Company's deduction for distributions paid for the earlier year. Thus, although the Company may be able to avoid being taxed on amounts distributed as deficiency distributions, it will be required to pay interest based upon the amount of any deduction taken for deficiency distributions.

FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST

     The Company's election to be treated as a REIT will be automatically terminated if the Company fails to meet the requirements described above. In that event, the Company will be subject to tax (including any applicable minimum tax) on its taxable income at regular corporate rates, and distributions to shareholders will not be deductible by the Company. All distributions to shareholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits allocable to such distributions and will be eligible for the 70% dividends received deduction for corporate shareholders (although special rules apply in the case of any 'extraordinary dividend' as defined in Code Section 1059). The Company will not be eligible again to elect

REIT status until the fifth taxable year which begins after the year for which the Company's election was terminated unless the Company did not willfully fail to file a timely return with respect to the termination taxable year, inclusion of incorrect information in such return was not due to fraud with intent to evade tax, and the Company establishes that failure to meet the requirement was due to reasonable cause and not willful neglect. Failure to qualify for even one year could result in the Company incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

FEDERAL INCOME TAXATION OF SHAREHOLDERS

  General

     So long as the Company qualifies for taxation as a REIT, distributions with respect to its Shares made out of current or accumulated earnings and profits allocable thereto (and not designated as capital gain dividends) will be includable by the shareholders as ordinary income for Federal income tax purposes. For this purpose, the current and accumulated earnings and profits of the Company will be allocated first to distributions with respect to Series A-1 Preferred Shares, Series B Preferred Shares and Series C Preferred Shares and then to distributions with respect to Common Shares. None of these distributions will be eligible for the dividends received deduction for corporate shareholders. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his shares. For a U.S. shareholder who is an individual or an estate or trust, such capital gain dividends generally will be taxable at the 28% rate applicable to mid-term capital gain (i.e., gains from the sale of capital assets held for more than one year but not more than 18 months) except to the extent the Company designates the capital gain dividend as a 20% rate distribution or a 25% rate distribution, as the case may be, based on certain IRS guidelines. Corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     The 1997 Act provides that, for the Company's taxable years beginning on and after January 1, 1998, if the Company elects to retain and pay income tax on any net long term capital gain, domestic shareholders of the Company would include in their income as long term capital gain their proportionate share of such net long term capital gain. A domestic shareholder would also receive a refundable tax credit for such shareholder's proportionate share of the tax paid by the Company on such retained capital gains and an increase in its basis in the shares of the Company in an amount equal to the shareholder's includible capital gains less its share of the tax deemed paid.

     Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares. Shareholders will be required to reduce the tax basis of their Shares by the amount of such distributions until such basis has been reduced to zero, after which such distributions will be taxable as capital gain (ordinary income in the case of a shareholder who holds his Shares as a dealer). The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of the Shares. Any loss upon a sale or exchange of Shares by a shareholder who held such Shares for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent such shareholder previously received capital gain distributions with respect to such Shares.

     Shareholders may not include in their individual Federal income tax returns any net operating losses or capital losses of the Company. In addition, any distribution declared by the Company in October, November or December of any

year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company no later than January 31 of the following year. The Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company.

     Upon the sale or exchange of Shares to or with a person other than the Company or a sale or exchange of Shares with the Company to the extent not taxable as a dividend, a holder will recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such shares. Any capital gain or loss recognized will generally be treated as mid-term capital gain or loss (taxable at a maximum rate of 28%) if the holder held such shares for more than one year but not more than 18 months, or as net adjusted capital gain or loss (taxable at a maximum rate of 20%) if the holder held such shares for more than 18 months.

  Redemption of Preferred Shares

     If the redemption price of Preferred Shares that is subject to optional redemption by the Company exceeds its issue price, and if such excess is not considered 'reasonable,' the entire amount of the redemption premium will be treated as being distributed to the holder of such shares, on an economic accrual basis, over the period from issuance of such shares until the date the shares are first redeemable. In this respect, the Treasury Regulations provide as a safe harbor that a redemption premium not in excess of 10% of the issue price of shares which are not redeemable for five years from the date of issue is considered reasonable. Even if the precise tests of the safe harbor cannot be met, however, a call premium will be regarded as reasonable if such premium is in the nature of a penalty for a premature redemption of the Preferred Shares and such premium does not exceed the amount the issuer would be required to pay for the right to make such premature redemption under the market conditions existing at the time of issuance.

     Gain or loss recognized by a holder on a redemption of Preferred Shares will be treated as a gain or loss from the sale or exchange of the Preferred Shares (see discussion above concerning a sale or exchange of Shares), if, taking into account shares that are actually or constructively owned under the rules of Code Section 318 by such holder, either (i) the holder's interest in Common Shares and Preferred Shares is completely terminated as a result of the redemption, (ii) the redemption is 'substantially disproportionate' with respect to the holder or (iii) the redemption is 'not essentially equivalent to a dividend.' Whether a redemption is not essentially equivalent to a dividend depends on each holder's facts and circumstances, but in any event, requires a 'meaningful reduction' in such holder's interest in the Company.

     If none of the above conditions is satisfied, the entire amount of the cash received on a redemption of the Preferred Shares will be treated as a distribution taxable as a dividend (to the extent of the Company's current and accumulated earnings and profits allocable thereto). The holder's basis in the redeemed Preferred Shares would, in such case, be transferred to the holder's remaining shares of the Company (if any).

  Backup Withholding and Information Reporting

     A noncorporate holder of Shares who is not otherwise exempt from backup withholding may be subject to backup withholding at the rate of 31% with respect to distributions paid on, or the proceeds of a sale, exchange or redemption of, the Shares. Generally, backup withholding applies only when the taxpayer (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner requested, (ii) is notified by the IRS that he has failed to report payments of interest or dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder's federal income tax liability or as a refund, provided that the required information is furnished to the IRS. Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

  Foreign Shareholders

     The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, 'Non-U.S. Shareholders') are complex and no attempt will be made herein to provide more than a general summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of Federal, state and local income tax laws with regard to an investment in Shares, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

     Distributions that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and the Non-U.S. Shareholder files an IRS Form 1001 with the Company claiming a lower treaty rate or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Shares in the Company, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     Recently adopted Treasury Regulations not yet in effect (the 'Final Regulations'), would alter the foregoing rules in certain respects. In general, the Final Regulations are effective January 1, 1999. Under the Final Regulations, a Non-U.S. Holder seeking an exemption from withholding or reduced rate of withholding on account of a treaty or the effectively connected income exemption would generally be required to provide a beneficial owner certificate on Form W-8, which form may include, among other things, the Non-U.S. Holder's taxpayer identification number and certain other information and representations. The Final Regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, distributions paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or those holding an interest in the entity. With respect to withholding the 30% tax on distributions to Non-U.S. Shareholders, the Final Regulations would allow the Company to make an election to estimate its earnings and profits and withhold the tax only on that portion of the gross distribution that would constitute a dividend. The Company may or may not make any such elections in the future.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ('FIRPTA'). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company is required to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of Shares generally will not be taxed under FIRPTA if the Company is a 'domestically controlled REIT,' defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a 'domestically controlled REIT,' and that therefore the sale of Shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a 'tax home' in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

  Tax-Exempt Shareholders

     Distributions from the Company to a tax-exempt employee pension trust or other domestic tax- exempt shareholder generally will not constitute 'unrelated business taxable income' ('UBTI') unless the shareholder has borrowed to acquire or carry its Shares. Qualified trusts that hold more than 10% (by value) of the shares of certain REITs, however, may be required to treat a certain percentage of such a REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for Federal income tax purposes but for the application of a 'look-through' exception to the Five or Fewer Requirement applicable to shares held by qualified trusts and (ii) the REIT is 'predominantly held' by qualified trusts. A REIT is predominantly held by qualified trusts if either (i) a single qualified trust holds more than 25% by value of the interests in the REIT or (ii) one or more qualified trusts, each owning more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% of the interests in the REIT. The percentage of any REIT distribution treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. For these purposes, a qualified trust is any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the Five or Fewer Requirement without relying upon the 'look-through' exception.

STATE, LOCAL AND FOREIGN TAXATION

     The Company and its shareholders may be subject to state, local or foreign taxation in various state, local or foreign jurisdictions, including those in which it or they transact business or reside. Such state, local or foreign taxation may differ from the Federal income tax treatment described above. Consequently, prospective holders of Offered Securities should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in the Company.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents or through a combination of any such methods of sale. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may offer and sell the Offered Securities in exchange for one or more of its then outstanding issues of debt or convertible debt securities. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. In the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Unless otherwise specified in the applicable Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than the Common Shares which are listed on the New York Stock Exchange. Any shares of Common Shares sold pursuant to a Prospectus Supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. The Company may elect to list any series of Offered Securities on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Offered Securities.

     If so indicated in a Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Offered Securities of the series to which such Prospectus Supplement relates providing for payment and delivery on a future date specified in such Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular Offered Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (i) the purchase by an institution of the particular Offered Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the particular Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Offered Securities or number of Warrants less the principal amount or number thereof, as the case may be, covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

     In order to comply with the securities laws of certain states, if applicable, the Offered Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Offered Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                 ERISA MATTERS

     The Company may be considered a 'party in interest' within the meaning of the Employee Retirement Income Security Act of 1974, as amended ('ERISA'), and a 'disqualified person' under corresponding provisions of the Code with respect to certain employee benefit plans. Certain transactions between an employee benefit plan and a party in interest or disqualified person may result in 'prohibited transactions' within the meaning of ERISA and the Code, unless such transactions are effected pursuant to an applicable exemption. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to invest in the Offered Securities should consult with its legal counsel.

                                 LEGAL OPINIONS


     Certain legal matters will be passed upon for the Company by Robinson Silverman Pearce Aronsohn & Berman LLP, New York, New York. The legal authorization and issuance of the Offered Securities, as well as certain other legal matters concerning Maryland law, will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. In addition, the description of Federal income tax consequences contained in this Prospectus entitled 'Federal Income Tax Considerations' is based upon the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP.

                                    EXPERTS

     The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report with respect thereto, and are incorporated by reference herein, in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                     [This page intentionally left blank]

            ------------------------------------------------------
            ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT NOR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------


                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
             PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary..................    S-3
Risk Factors...................................   S-11
Recent Developments............................   S-18
Use of Proceeds................................   S-20
Capitalization.................................   S-21
Selected Consolidated Financial Data...........   S-23
Kranzco Realty Trust Pro Forma Combined
  Condensed Financial Information..............   S-25
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................   S-29
Management.....................................   S-33
Description of Series D Preferred Shares.......   S-35
Underwriting...................................   S-42
Legal Matters..................................   S-43

                  PROSPECTUS
Available Information..........................      2
Incorporation of Certain Documents by
  Reference....................................      2
The Company....................................      3
Ratios of Earnings to Fixed Charges............      4

Use of Proceeds................................      4
Description of Debt Securities.................      4
Description of Preferred Shares................     18
Description of Common Shares...................     25
Description of Warrants........................     27
Description of Rights..........................     27
Federal Income Tax Considerations..............     28
Plan of Distribution...........................     35
ERISA Matters..................................     36
Legal Opinions.................................     36
Experts........................................     37

            ------------------------------------------------------
            ------------------------------------------------------

            ------------------------------------------------------
            ------------------------------------------------------

                                1,800,000 SHARES
                              KRANZCO REALTY TRUST

                     9 1/2% SERIES D CUMULATIVE REDEEMABLE
                                PREFERRED SHARES
                             OF BENEFICIAL INTEREST

                            ------------------------

                             PROSPECTUS SUPPLEMENT

                               DECEMBER 10, 1997

                            ------------------------

                             SALOMON SMITH BARNEY

                          DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                    FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

            ------------------------------------------------------
            ------------------------------------------------------